Exhibit 99.2

Report of independent public accountants

To the Board of Directors and Shareholders of

Pliant Corporation

We have audited the accompanying consolidated balance sheet of Pliant Corporation as of December 31, 2002, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the year then ended. Our audit also included the financial statement schedule for the year ended December 31, 2002 listed in the Index at page F-1. These consolidated financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audit. The financial statements and schedule of Pliant Corporation as of December 31, 2001 and for the two years then ended were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those statements and schedule in their report dated January 28, 2002, before the restatement and inclusion of additional disclosures referred to in the last paragraph of this report.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements and schedule referred to above present fairly, in all material respects, the consolidated financial position of Pliant Corporation as of December 31, 2002, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

As discussed in Notes 1 and 5 to the financial statements, in the year ended December 31, 2002 the Company changed its method of accounting for goodwill.

As discussed above, the financial statements of Pliant Corporation as of December 31, 2001 and for the two years in the period then ended were audited by other auditors who have ceased operations. As described in Note 5, these financial statements have been revised to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, (SFAS 142) Goodwill and Other Intangible Assets, which was adopted by the Company as of January 1, 2002. Our audit procedures with respect to the disclosures in Note 5 with respect to 2001 and 2000 included (a) agreeing the previously reported net income (loss) to the previously issued financial statements and the adjustments to reported net income (loss) representing amortization expense (including any related tax effects) recognized in those periods related to goodwill to the Company’s underlying records obtained from management, and (b) testing the mathematical accuracy of the reconciliation of adjusted net income (loss) to reported net income (loss). In our opinion the disclosures relating to adjusted net income (loss) for 2001 and 2000 in Note 5 are appropriate. Also, as described in Note 14, the Company changed the composition of its reportable segments in 2002 and 2003, and the amounts in the 2001 and 2000 financial statements relating to reportable segments have been restated to conform to the 2003 composition of reportable segments. We audited the adjustments that were applied to restate the disclosures for reportable segments reflected in the 2001 and 2000 financial statements. Our procedures included (a) agreeing the adjusted amounts of segment net sales, segment profit (loss), segment depreciation and amortization, segment interest expense, segment capital expenditures and segment total assets to the Company’s underlying records obtained from management, and (b) testing the mathematical accuracy of the reconciliations of segment amounts to the consolidated financial statements. In our opinion, such adjustments are appropriate and have been properly applied. However, we were not engaged to audit, review or apply any procedures to the 2001 or 2000 financial statements of the Company other than with respect to such SFAS 142 transition disclosures and segment adjustments, accordingly, we do not express an opinion or any other form of assurance on the 2001 or 2000 financial statements taken as a whole.

/s/ Ernst & Young LLP

Chicago, Illinois

February 28, 2003, except for Note 6, as to

which the date is March 25, 2003, and

Note 14, as to which the

Date is May 7, 2003

Report of independent public accountants

To Pliant Corporation:

We have audited the accompanying consolidated balance sheets of Pliant Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the three years in the period ended December 31, 2001. These financial statements and schedule referred to below are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pliant Corporation and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. Schedule II is presented for purposes of complying with the Securities and Exchange Commission’s rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

/s/ Arthur Andersen LLP

Chicago, Illinois

January 28, 2002

This report is a copy of the previously issued report covering 2000 and 2001. The predecessor auditor has ceased operations and has not reissued their report.

Pliant Corporation and Subsidiaries

Consolidated balance sheets

As of December 31, 2002 and 2001 (Dollars in thousands, except per share data)	2002	2001

Assets
Current assets:
Cash and cash equivalents	$1,635	$4,818
Receivables:
Trade accounts, net of allowances of $5,583 and $2,438, respectively	104,157	111,768
Other	14,866	13,668
Inventories	98,022	83,948
Prepaid expenses and other	4,149	3,026
Income taxes receivable	2,368	985
Deferred income taxes	8,182	2,563

Total current assets	233,379	220,776
Plant and equipment, net:	350,479	369,324
Goodwill	203,997	204,426
Other intangible assets, net:	27,034	26,773
Other assets	38,314	30,384

Total assets	$853,203	$851,683

Liabilities and stockholders’ (deficit)
Current liabilities:
Trade accounts payable	$113,988	$101,508
Accrued liabilities:
Interest payable	16,175	10,392
Customer rebates	10,439	7,571
Other	32,263	25,134
Current portion of long-term debt	14,745	17,767

Total current liabilities	187,610	162,372
Long-term debt, net of current portion	721,636	695,556
Other liabilities	26,977	18,944
Deferred income taxes	23,836	26,156

Total liabilities	960,059	903,028

Minority interest	192	271
Commitments and contingencies (notes 7 and 12)	—	—
Redeemable stock:
Preferred stock—200,000 shares authorized, 130,973 shares outstanding as of December 31, 2002, and 2001 and designated as Series A, no par value with a redemption and liquidation value of $1,000 per share plus accumulated dividends	150,816	126,149
Common stock—60,000 shares authorized, no par value; 34,240 shares outstanding as of December 31, 2002 and 53,996 outstanding as of December 31, 2001 net of related stockholders’ notes receivable of $6,754 at December 31, 2002 and $12,720 at December 31, 2001	13,008	16,778

Total redeemable stock	163,824	142,927

Stockholders’ deficit:
Common stock—no par value; 10,000,000 shares authorized, 542,638 and 542,571 shares outstanding as of December 31, 2002 and December 31, 2001, respectively	103,376	103,362
Warrants to purchase common stock	38,676	38,715
Accumulated deficit	(394,420)	(326,356)
Stockholders’ notes receivable	(660)	(616)
Accumulated other comprehensive loss	(17,844)	(9,648)

Total stockholders’ deficit	(270,872)	(194,543)

Total liabilities and stockholders’ deficit	$853,203	$851,683

See notes to consolidated financial statements.

Pliant Corporation and Subsidiaries

Consolidated statements of operations

For the Years Ended December 31, 2002, 2001 and 2000 (Dollars in thousands)	2002	2001	2000

Net sales	$879,197	$840,360	$843,797
Cost of sales	714,463	665,092	696,716

Gross profit	164,734	175,268	147,081

Operating expenses:
Selling, general and administrative	85,351	88,821	93,937
Research and development	8,124	9,821	8,596
Stock-based compensation related to administrative employees	—	7,033	—
Compensation and transaction costs related to recapitalization	—	—	10,754
Restructuring and other costs	43,143	(4,588)	19,368

Total operating expenses	136,618	101,087	132,655

Operating income	28,116	74,181	14,426
Interest expense	(75,284)	(75,988)	(68,534)
Other income, net	2,276	6,525	332

Income (loss) before income taxes and extraordinary loss	(44,892)	4,718	(53,776)

Income tax expense (benefit):
Current	3,980	4,204	4,144
Deferred	(5,442)	2,582	(18,387)

Total income tax expense (benefit)	(1,462)	6,786	(14,243)

Income (loss) before extraordinary loss	(43,430)	(2,068)	(39,533)
Extraordinary loss (net of income tax benefit of $7,500)	—	—	(11,250)

Net income (loss)	$(43,430)	$(2,068)	$(50,783)

See notes to consolidated financial statements.

Pliant Corporation and Subsidiaries

Consolidated statements of stockholders’ equity (deficit)

For the years ended December 31, 2002, 2001 and 2000 (in thousands)		Class A Common Stock		Class B Common Stock		Common Stock		Warrants to Purchase Common Stock	Accumulated Deficit	Stockholders’ Notes Receivable	Accumulated Other Comprehensive Income/(Loss)
	Total	Shares	Amount	Shares	Amount	Shares	Amount

Balance, December 31, 1999	$90,662	1,000	$63,161	7	$515				$32,042	$(299)	$(4,757)
Comprehensive income:
Net loss	(50,783)								(50,783)
Foreign currency translation adjustment	(2,504)										(2,504)
Comprehensive loss	(53,287)
Recapitalization transaction	(231,762)	(1,000)	(63,161)	(7)	(515)	508	86,932	18,550	(272,979)	(589)
Issuance of warrants to purchase common stock with senior notes	7,950							7,950
Preferred stock dividends and accretion	(8,771)								(8,771)
Increase to redemption value of redeemable common stock	(11,923)								(11,923)
Issuance of stock to management in exchange for promissory notes						7	3,261			(3,261)
Discount on stockholder note receivable	323									323
Issuance of stock to management	797					2	797
Repurchase of common stock from management and cancellation of note						(6)	(3,001)			3,001

Balance, December 31, 2000	(206,011)	—	—	—	—	511	87,989	26,500	(312,414)	(825)	(7,261)
Comprehensive income:
Net loss	(2,068)								(2,068)
Fair value change in interest rate derivatives classified as cash flow hedges	(2,944)										(2,944)
Foreign currency translation adjustment	557										557
Comprehensive loss	(4,455)
Stock-based compensation related to administrative employees	7,033								7,033
Preferred stock dividend and accretion	(18,907)								(18,907)
Issuance of stock as a result of Uniplast acquisition	15,735					33	15,735
Issuance of warrants with preferred stock	12,215							12,215
Repurchase of common stock and cancellation of notes from management	(111)					(1)	(362)			251
Amortization of discount on Stockholder’s note receivable	(42)									(42)

Balance, December 31, 2001	$(194,543)	—	$—	—	$—	543	$103,362	$38,715	$(326,356)	$(616)	$(9,648)

See notes to consolidated financial statements.

Pliant Corporation and Subsidiaries

Consolidated statements of stockholders’ equity (deficit)

For the years ended December 31, 2002, 2001 and 2000 (in thousands)		Class A Common Stock		Class B Common Stock		Common Stock		Warrants to Purchase Common Stock	Accumulated Deficit	Stockholders’ Notes Receivable	Accumulated Other Comprehensive Income/(Loss)
	Total	Shares	Amount	Shares	Amount	Shares	Amount

Balance, December 31, 2001	$(194,543)					543	$103,362	$38,715	$(326,356)	$(616)	$(9,648)
Comprehensive income:
Net loss	(43,430)								(43,430)
Minimum pension liability, net of taxes	(937)										(937)
Fair value change in interest rate derivatives classified as cash flow hedges, net of taxes	(2,453)										(2,453)
Foreign currency translation adjustment	(4,806)										(4,806)
Comprehensive loss	(51,626)
Issuance of common stock to management for warrants	—						39	(39)
Preferred stock dividend and accretion	(24,634)								(24,634)
Purchase of stock by directors	63						63
Repurchase of stock from management	(88)						(88)
Amortization of discount on stockholder’s note receivable	(44)									(44)

Balance, December 31, 2002	$(270,872)	—	$—	—	$—	543	$103,376	$38,676	$(394,420)	$(660)	$(17,844)

See notes to consolidated financial statements.

Pliant Corporation and Subsidiaries

Consolidated statements of cash flows

For the Years Ended December 31, 2002, 2001 and 2000 (dollars in thousands)	2002	2001	2000

Cash flows from operating activities:
Net income (loss)	$(43,430)	$(2,068)	$(50,783)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	46,912	47,017	39,546
Amortization of deferred financing costs	3,707	—	—
Deferred income taxes	(5,442)	2,980	(18,387)
Change in provision for losses on accounts receivable	2,635	272	(156)
Non-cash compensation expense related to stock options	—	7,033	2,641
Discount on stockholder note receivable	—	—	323
Non-cash plant closing costs	14,204	(7,615)	14,801
Write down of impaired goodwill	8,600	—	—
(Gain) or loss on disposal of assets	381	(433)	514
Extraordinary loss (net of income taxes)	—	—	11,250
Minority interest	(79)	271	—
Changes in operating assets and liabilities—net of effects of acquisitions:
Trade accounts receivable	12,135	(182)	4,886
Other receivables	(1,565)	(2,857)	2,055
Inventories	(8,505)	2,249	(952)
Prepaid expenses and other	(950)	(651)	661
Intangible assets and other assets	(4,704)	1,090	1,930
Trade accounts payable	5,180	(15,023)	48,962
Accrued liabilities	9,129	(2,988)	4,355
Due to affiliates	—	—	(4,715)
Income taxes payable/receivable	145	1,733	(67)
Other liabilities	5,243	(484)	3,402

Net cash provided by operating activities	43,596	30,344	60,266

Cash flows from investing activities:
Capital expenditures for plant and equipment	(49,194)	(56,418)	(65,644)
Acquisitions, net of cash acquired	(23,164)	(38,778)	—
Proceeds from sale of assets	17,122	7,914	—

Net cash used in investing activities	(55,236)	(87,282)	(65,644)

Cash flows from financing activities:
Payment of capitalized loan fees	(7,439)	(1,932)	(22,303)
Payment of fees for tender offer	—	—	(10,055)
Redemption of common stock	—	—	(314,034)
Net proceeds (net of repurchases) from issuance of common and preferred stock	(3,227)	30,991	161,820
(Payments)/borrowings on long-term debt	—	25,930	(507,002)
Payments received from stockholder on note receivable	—	—	165
Proceeds from issuance of senior subordinated notes	103,752	—	691,684
Repayments of debt under credit facilities	(80,694)	—	—

Net cash provided by financing activities	$12,392	$54,989	$275

See notes to consolidated financial statements.

Pliant Corporation and Subsidiaries

Consolidated statements of cash flows—(continued)

For the years ended December 31, 2002, 2001 and 2000 (dollars in thousands)	2002	2001	2000

Effect of exchange rate changes on cash and cash equivalents	$(3,935)	$3,707	$(934)

Net increase (decrease) in cash and cash equivalents	(3,183)	1,758	(6,037)
Cash and cash equivalents, beginning of the year	4,818	3,060	9,097

Cash and cash equivalents, end of the year	$1,635	$4,818	$3,060

Supplemental disclosures of cash flow information:
Cash paid (received) during the year for:
Interest	$69,207	$69,503	$62,781

Income taxes	$4,884	$(1,594)	$(4,160)

Supplemental schedule of non-cash investing and financing activities:

On July 16, 2001, certain assets were acquired and certain liabilities were assumed of Uniplast Films Corporation for an initial purchase price of approximately $56,000. The purchase price was paid through a cash payment of approximately $40,300 to discharge pre-acquisition debt and the issuance of Pliant common stock of approximately $15,700 to the shareholders of Uniplast. See Note 13 to the Consolidated Financial Statements.

In 2002 we repurchased $6.5 million of redeemable common stock in exchange for the cancellation of $6.5 million of notes receivable.

See notes to consolidated financial statements.

Pliant Corporation and Subsidiaries

Notes to consolidated financial statements

1. Summary of significant accounting policies

Nature of operations—Pliant Corporation and its subsidiaries (collectively “Pliant”) produce polymer-based (plastic), value-added films for flexible packaging, personal care, medical, agricultural and industrial applications. Our manufacturing facilities are located in North America, Latin America, Germany and Australia.

Recapitalization—On May 31, 2000, we consummated a recapitalization pursuant to an agreement dated March 31, 2000 (the “Recapitalization Agreement”) among us, our then existing stockholders and an affiliate of J.P. Morgan Partners, LLC, whereby J.P. Morgan Partners, LLC acquired majority control of our common stock. Pursuant to the Recapitalization Agreement, we redeemed all of the shares of our common stock held by Jon M. Huntsman, our founder, then majority stockholder and then Chairman of the Board (the “Equity Redemption”) for approximately $314.0 million. An affiliate of J.P. Morgan Partners, LLC purchased approximately one-half of the shares of our common stock held collectively by The Christena Karen H. Durham Trust (the “Trust”) and by members of our current and former senior management (the “Management Investors”) for approximately $101.8 million. An affiliate of J.P. Morgan Partners, LLC and certain other institutional investors also purchased (the “Investor Common Equity Contribution”) shares of common stock directly from us for approximately $63.5 million ($62.6 million net of offering costs). The Trust and the Management Investors retained approximately one-half of the shares of our common stock collectively owned by them prior to the recapitalization. In addition, we issued to another affiliate of J.P. Morgan Partners, LLC and to certain other institutional investors a new series of senior cumulative exchangeable redeemable preferred stock (the “Preferred Stock”) and detachable warrants for our common stock (the “Preferred Stock Warrants”) for net consideration of approximately $98.5 million. The foregoing transactions are collectively referred to as the “Recapitalization.” The total consideration paid in the Recapitalization was approximately $1.1 billion, including transaction costs.

Immediately following the Recapitalization, approximately 55.5% of our total common stock was owned by an affiliate of J.P. Morgan Partners, LLC, approximately 4.3% of our total common stock was owned by certain other institutional investors, and approximately 40.2% of our total common stock was owned collectively by the Trust and the Management Investors. J.P. Morgan Partners, LLC owns our common stock through its Southwest Industrial Films, LLC subsidiary and owns our preferred stock through Flexible Films, LLC.

The accounting for the Recapitalization did not result in changes to the historical cost presentation of our assets and liabilities.

Principles of consolidation—The consolidated financial statements include the accounts of Pliant Corporation and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets

-10

Pliant Corporation and Subsidiaries

Notes to consolidated financial statements — (continued)

and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue recognition—Sales revenue is recognized when title transfers, the risks and rewards of ownership have been transferred to the customer, the price is fixed and determinable and collection of the related receivable is probable, which is generally at the time of shipment. Revenue is reduced by rebates made to customers based on an estimate of the amount of the rebate at the time the sale is recorded.

Accounts receivable—Accounts receivable consist primarily of amounts due to us from our normal business activities. Accounts receivable amounts are determined to be past due when the amount is overdue based on contractual terms. We maintain an allowance for doubtful accounts to reflect the expected uncollectibility of accounts receivable based on past collection history and specific risks identified among uncollected amounts. Accounts receivable are charged off against the allowance for doubtful accounts when we have determined that the receivable will not be collected. One customer represented approximately 5% and 9% of consolidated receivables at December 31, 2002 and 2001, respectively.

Inventories—Inventories consist principally of finished film and packaging products and the raw materials necessary to produce them. Inventories are carried at the lower of cost (on a first-in, first-out basis) or market value. Resin costs comprise the majority of our total manufacturing costs. Resin shortages or significant increases in the price of resin could have a significant adverse effect on our business.

Plant and equipment—Plant and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated economic useful lives of the assets as follows:

Land improvements	20 years
Buildings and improvements	20 years
Computer Equipment and Software	3-7 years
Machinery and equipment	7-15 years
Furniture, fixtures and vehicles	3-7 years
Leasehold improvements	10-20 years

Maintenance and repairs are charged to expense as incurred and costs of improvements and betterments are capitalized. Upon disposal, related costs and accumulated depreciation are removed from the accounts and resulting gains or losses are reflected in operations.

Costs incurred in connection with the construction or major rebuild of equipment are capitalized as construction in progress. No depreciation is recognized on these assets until placed in service.

Goodwill and other intangible assets—Intangible assets are stated at cost. Generally, effective January 1, 2002, goodwill and other indefinite life intangible assets are no longer amortized but

Pliant Corporation and Subsidiaries

Notes to consolidated financial statements — (continued)

are subject to an annual impairment test. Amortization of other intangible assets is computed using the straight-line method over the estimated economic useful lives of 2-15 years.

Impairment of long-lived assets—When events or conditions indicate a potential impairment, we evaluate the carrying value of long-lived assets, including intangible assets, based upon current and expected undiscounted cash flows, and recognize an impairment when the estimated cash flows are less than the carrying value of the asset. Measurement of the amount of impairment, if any, is based upon the difference between the asset’s carrying value and fair value.

Other assets—Other assets consist primarily of deferred debt issuance costs, deposits, spare parts and the cash surrender values of key-person life insurance policies. Deferred debt issuance costs are amortized using a straight line method which approximates the effective yield method. Major spare parts are depreciated from the purchase date using the straight-line method over the useful lives of the related machinery and equipment.

Cash and cash equivalents—For the purpose of the consolidated statements of cash flows, we consider short-term highly liquid investments with maturity when purchased of three months or less to be cash equivalents. Cash generated outside of the United States is generally subject to taxation if repatriated.

Income taxes—Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial and tax reporting purposes.

Derivative financial instruments—Our borrowings under the credit facilities are at variable rates of interest and expose us to interest rate risk. The Company has entered into several interest rate derivative contracts in order to comply with the requirements of the agreements to the credit facilities and to reduce the effect of interest rate increases. (See Note 6).

Foreign currency translation—The accounts of our foreign subsidiaries are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities and an average exchange rate for each month for revenues, expenses, gains and losses. Transactions are translated using the exchange rate at each transaction date. Where the local currency is the functional currency, translation adjustments are recorded as a separate component of stockholders’ equity (deficit). Where the U.S. dollar is the functional currency, translation adjustments are recorded in other income within current operations.

Accounting for stock-based compensation plans—We apply Accounting Principles Board Opinion No. 25 and related interpretations in accounting for stock-based compensation plans as they relate to employees and directors. For the years ended December 31, 2001, and 2000, the Company recorded compensation expense of $7.0 million and $2.6 million, respectively, related to these plans. The Company did not have compensation expense for the year ended December 31, 2002. Had compensation cost for all the outstanding options been determined in accordance

Pliant Corporation and Subsidiaries

Notes to consolidated financial statements — (continued)

with SFAS No. 123, “Accounting for Stock-Based Compensation,” our net loss for the years ended December 31, 2002, 2001 and 2000 would have been the following pro forma amounts (in thousands):

	2002	2001	2000

As reported	$(43,430)	$(2,068)	$(50,783)
Stock compensation expense	—	7,033	2,641
Pro forma stock compensation expense	(707)	442	(322)

Pro forma	$(44,137)	$5,407	$(48,464)

The fair market value of each option is estimated on the date of grant using the minimum value option-pricing model based on the following assumptions for 2002, 2001 and 2000 grants, respectively: risk free rate of return of 6.02% to 6.75%; expected life of 7 years to 10 years; dividend yield of 0% and 0%; and volatility of 0% and 0%. The weighted average fair value of the options as determined by the minimum value option-pricing model was $202 per share for 2002, 2001 and 2000 grants.

Reclassifications—Certain reclassifications have been made to the consolidated financial statements for comparative purposes.

2.  Inventories

Inventory balances—Inventories consisted of the following at December 31 (in thousands):

	2002	2001

Finished goods	$60,758	$50,738
Raw materials and other	28,045	27,499
Work-in-process	9,219	5,711

Total	$98,022	$83,948

Pliant Corporation and Subsidiaries

Notes to consolidated financial statements — (continued)

3.  Restructuring and other costs

Restructuring and other costs include plant closing costs (including costs related to relocation of manufacturing equipment), office closing costs and other costs related to workforce reductions.

The following table summarizes restructuring and other costs for the years ended December 31 (in thousands):

	2002	2001	2000

Plant closing costs
Severance	$3,956	$—	$4,991
Reversal of Harrington	—	(7,615)	—
Relocation of production lines	3,000	3,027	—
Other	6,315	—	797
Fixed asset impairment	13,906		13,580

Office closing costs	—	—	—
Severance	7,013	—	—
Other	353	—	—

Goodwill impairment	8,600	—	—

	$43,143	$(4,588)	$19,368

Plant closing costs:

2002—In September 2002, we approved a plan to close our production facility in Merced, California and relocate its production lines to our plants in Toronto, Canada and Danville, Kentucky. As of December 31, 2002, we accrued $1.6 million as part of plant closing costs for the severance expenses related to the closure of the Merced facility. The cost of relocating the production lines will be expensed to plant closing costs as incurred. In October 2002, we approved a plan to close our production facility in Shelbyville, Indiana and consolidate its production lines with our Alliant joint venture. As of December 31, 2002, we accrued $0.4 million as part of plant closing costs for severance expenses. Other costs will be expensed to plant closing costs as incurred. The Shelbyville closure and the Merced closure were completed in the first quarter of 2003. We expect to utilize the remaining reserves related to these closures of $1.9 million by December 2003.

In addition, we have commenced a process to consolidate our two plants in Mexico. The cost of relocating the production lines will be expensed to plant closing costs as incurred. We also incurred $2.3 million in plant closure costs in connection with the closing of our Fort Edward, New York facility (acquired as a part of the Decora acquisition) and moving production to our facilities in Mexico and Danville, Kentucky. We also made certain production rationalizations at our Toronto, Canada plant and Calhoun, Georgia plant.

Pliant Corporation and Subsidiaries

Notes to consolidated financial statements — (continued)

As a part of the 2001 Uniplast acquisition the Company approved a plan to close three Uniplast production facilities and reduce the sales and administrative personnel. As of December 31, 2002 the closure of the production plants and reduction of sales and administrative personnel were complete. Severance costs associated with this plan of $3.0 million were accrued as a part of the cost of the acquisition. The cost of relocating production lines to existing Company locations was expensed to plant closing costs as incurred. The Company incurred approximately $3.9 million for these relocation costs in 2002. There is no accrual remaining at December 31, 2002.

2000 – 2001—During 2000, we approved and announced a strategic initiative to cease operations at our Dallas, Texas; Birmingham, Alabama; and Harrington, Delaware facilities. These facilities represent a portion of our Pliant U.S. segment. The intent of this initiative was to maximize the capacity of other company owned facilities by moving the production from these locations to plants that were not operating at capacity. As a result of this strategic initiative, we recorded a pre-tax charge of $19.6 million which is included as part of plant closing costs in the consolidated statement of operations for the year ended December 31, 2000. Of the $19.6 million, $13.8 million represented a reserve for impaired plant and equipment, $5.0 million represented a charge for severance costs and $0.8 million represented a charge for other closure costs and inventory write-offs. The major actions relating to the exit of these facilities include closing each of the respective facilities, disposal of the related equipment of each facility and termination of the employees of the respective facilities. As of December 31, 2000, we had completed our closure of our Dallas facility. In addition, we completed the closure of our Birmingham facility during the second quarter of 2001.

During the third quarter of 2001, we analyzed the economics of closing our Harrington facility in light of changes in customer demand and our 2001 acquisition of Uniplast. These changes together with the movement of a production line from our Birmingham plant significantly improved the profitability of the Harrington plant. As a result, we revised our plans to close that facility. During the first six months of 2001, $1.1 million was incurred to downsize the Harrington facility. The remaining balance of the plant closure costs of $7.6 million accrued in 2000 was credited to plant closing costs in the consolidated statement of operations for the year ended December 31, 2001.

The following is a summary of the key elements of the 2000 exit plan, excluding Harrington as management revised their closure plans for that facility in 2001 (dollars in thousands):

	Dallas	Birmingham	Total

Number of employees to be terminated	68	105	173
Book value of property and equipment to be disposed of	$1,593	$8,913	$10,506
Estimated proceeds from disposal	1,200	1,749	2,949

Net write-off from disposal	393	7,164	7,557
Severance costs	588	2,271	2,859
Other closure costs	302	225	527

Total closure costs	$1,283	$9,660	$10,943

Pliant Corporation and Subsidiaries

Notes to consolidated financial statements — (continued)

Utilization of the reserves during 2002 is summarized below in thousands:

	Balance 12/31/0	Utilized			Balance 12/31/0	Utilized		Balance 12/31/02
		Non-Cash	Cash	Reversal		Non-Cash	Cash

Property and equipment reserves	$13,801	$5,001	$—	$6,244	$2,556	$2,556	$—	$—
Severance costs	4,371	—	3,170	1,201	—	—	—	—
Other costs	585	—	182	170	233	—	233	—

Total	$18,757	$5,001	$3,352	$7,615	$2,789	$2,556	$233	$—

As of December 31, 2002, all of the expected employee terminations had been completed at our Dallas, Birmingham, and Harrington facilities. We do not anticipate loss of substantial revenue or income from the closure of the facilities due to the fact that their sales volumes were largely transferred to other facilities.

Office closing and workforce reduction costs

2002—During the year ended December 31, 2002, we implemented four workforce reduction programs. During the year ended December 31, 2002, 111 employees were terminated, resulting in an estimated annual cost saving, including benefits, of $10.1 million. Total severance cost, including benefits, for these terminations was $6.9 million. The accrual remaining at December 31, 2002 was $3.5 million and the accrual is expected to be fully utilized by the end of 2003.

Total plant closing costs and severance and related costs resulting from the 2002 workforce reductions discussed above have been included as part of restructuring and other costs in the consolidated statement of operations for the year ended December 31, 2002.

2000 – 2001—During the fourth quarter of 2000, we approved and announced a cost saving initiative resulting in a company-wide workforce reduction, relocation of the corporate office from Salt Lake City, Utah to the Chicago, Illinois area and closure of the Dallas, Texas divisional office. As a result of this initiative we recorded a pre-tax charge of $7.1 million, which is included as part of selling, general and administrative expenses in the accompanying consolidated statements of operations for the year ended December 31, 2000. The major actions relating to this initiative included a reduction in workforce due to consolidation of duties, and closing the offices in Dallas, Texas and Salt Lake City, Utah.

The following is a summary of the key elements of this plan (dollars in thousands):

	Workforce Reduction	Relocation of Corporate Office	Closure of Dallas Office	Total

Number of employees	52	36	2	90
Leasehold improvements	—	$1,000	—	$1,000
Severance cost	$2,940	2,352	$21	5,313
Other costs related to leases	—	721	82	803

Total cost	$2,940	$4,073	$103	$7,116

Pliant Corporation and Subsidiaries

Notes to consolidated financial statements — (continued)

In the fourth quarter of 2001 an additional $0.9 million was accrued to revise the estimate of future non-cancelable lease costs in excess of income from subleasing. As of December 31, 2002, the remaining reserves related to severance costs and other costs related to leases expected to continue through May, 2004. These reserves are included in other accrued liabilities in the accompanying consolidated balance sheets, while the reserve for impairment related to leasehold improvements has been recorded as a reduction of the net property and equipment balance. Utilization of these reserves during the period ended December 31, 2002 is summarized below (in thousands):

		Utilized				Utilized

	Balance 12/31/00	Non-Cash	Cash	Additional Accrual	Balance 12/31/01	Non-Cash	Cash	Balance 12/31/02

Leasehold improvements	$1,000	$1,000	$—	$—	$—	$—	$—	$—

Severance cost	3,254	210	$2,916	—	128	—	$78	50
Other costs related to leases	803	—	545	878	1,136	—	806	330

Total cost	$5,057	$1,210	$3,461	$878	$1,264	$—	$884	$380

As of December 31, 2002, all of the expected employee terminations had been completed in connection with the workforce reduction, closure of the Salt Lake City and the closure of the Dallas offices.

4.  Plant and equipment

The cost and the related accumulated depreciation at December 31 is as follows (in thousands):

	2002	2001

Land and improvements	$7,504	$8,136
Buildings and improvements	65,004	66,960
Machinery and equipment	396,868	378,513
Computer equipment and software	33,970	30,018
Furniture, fixtures and vehicles	8,413	6,204
Leasehold improvements	4,198	2,201
Construction in progress	9,004	12,955

	524,961	504,987
Less accumulated depreciation and amortization	(174,482)	(135,663)

Plant and equipment, net	$350,479	$369,324

The depreciation expense for the years ended December 31, 2002, 2001 and 2000 was $43.4 million, $37.3 million and $30.3 million, respectively.

Pliant Corporation and Subsidiaries

Notes to consolidated financial statements — (continued)

5.  Goodwill and intangible assets

In July 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (“SFAS”) No. 142 “Goodwill and Other Intangible Assets”. SFAS No. 142, which was effective for fiscal years beginning after December 15, 2001, requires that ratable amortization of goodwill be replaced with periodic tests of goodwill impairment and that intangible assets, other than goodwill, which have determinable useful lives, be amortized over their useful lives. As required by SFAS 142, the Company stopped amortizing goodwill effective January 1, 2002. The Company has evaluated any possible impairment of goodwill under SFAS 142 guidelines. The Company revised its reportable operating segments in the third quarter of 2002, and as a result completed an evaluation of the fair values of the new segments. Based on this evaluation the Company has determined that the goodwill in our international segment was impaired, and the goodwill was written down in the fourth quarter. The recorded impairment is based on methodology including prices of comparable businesses and discounted cash flows.

We have three reporting segments, all of which have goodwill. During the third quarter of 2002, a portion of goodwill related to the Decora acquisition was allocated to intangible assets as a trademark in connection with the finalization of the purchase price allocation. The changes in the carrying value of goodwill for the year ended December 31, 2002 were as follows (in thousands):

		Pliant International	Pliant Solutions	Corporate/ Other	Total

Balance as of December 31, 2001	$176,064	$28,362	$—	$—	$204,426
Goodwill recorded in acquisitions	2,393	1,984	3,794	—	8,171
Goodwill impaired	—	(8,600)	—	—	(8,600)

Balance as of December 31, 2002	$178,457	$21,746	$3,794	$—	$203,997

The changes to goodwill in the year ended December 31, 2002 relate to the Decora acquisition, the Roll-O-Sheets acquisition, adjustments related to the opening balance sheet of the Uniplast acquisition, and impairment of international goodwill.

Following is a reconciliation of net income/(loss) between the amounts reported in the 2001 and 2000 statements of operations and the pro forma adjusted amount reflecting these new accounting rules under SFAS 142 (in thousands):

	Year ended December 31
	2001	2000

Net income (loss):
Reported net income (loss)	$(2,068)	$(50,783)
Goodwill amortization (net of income taxes)	7,023	6,759

Adjusted net income (loss)	$4,955	$(44,024)

Pliant Corporation and Subsidiaries

Notes to consolidated financial statements — (continued)

Other intangible assets that are amortized over their useful lives under SFAS 142, are as follows as of December 31 (in thousands):

	2002		2001
	Gross Carrying Value	Accumulated Amortization	Gross Carrying Value	Accumulated Amortization

Amortized other intangible assets:
Customer lists	$25,500	$(6,334)	$25,500	$(4,264)
Trademark	5,000	—	—	—
Other	19,209	(16,341)	22,332	(16,795)

Total	$49,709	$(22,675)	$47,832	$(21,059)

The estimated amortization for each of the next five years on the other intangible assets included above is as follows (in thousands):

Year Ending December 31

2003	$2,866
2004	2,487
2005	2,477
2006	2,405
2007	2,237

Amortization expense for other intangible assets was approximately $3.5 million, $2.6 million, and $2.1 million for the years ended December 31, 2002, 2001 and 2000, respectively.

6.  Long-term debt

Long-term debt as of December 31, consists of the following (in thousands):

	2002	2001

Credit facilities:
Revolver, variable interest, 5.1% as of December 31, 2002	$28,404	$39,511
Tranche A and B term loans, variable interest at a weighted average rate of 5.4 % as of December 31, 2002	394,575	463,800
Senior subordinated notes, interest at 13.0% (net of unamortized issue discount, premium and discount related to warrants of $8,312 and $12,747 at 2002 and 2001, respectively)	311,688	207,253
Obligations under capital leases (see Note 7)	1,039	2,090
Insurance financing, interest at 3.21% as of December 31, 2002	675	588
Other financing	—	81

Total	736,381	713,323
Less current portion	(14,745)	(17,767)

Long-term portion	$721,636	$695,556

Pliant Corporation and Subsidiaries

Notes to consolidated financial statements — (continued)

The scheduled maturities of long-term debt by year as of December 31, 2002 are as follows (in thousands):

Year Ending December 31,

2003	$14,745
2004	46,075
2005	58,127
2006	31,590
2007	145,748
Thereafter	440,096

Total	$736,381

Credit facilities

As amended, our credit facilities consist of:

•	tranche A term loans in an aggregate principal amount of $117.9 million outstanding as of December 31, 2002;

•	Mexico term loans in an aggregate principal amount of $24.8 million outstanding as of December 31, 2002;

•	tranche B term loans in an aggregate principal amount of $251.9 million outstanding as of December 31, 2002; and

•	revolving credit facility in an aggregate principal amount of up to $100 million.

•	Up to $30.0 million (plus an additional amount up to $40.0 million to support certain borrowings by our principal Mexican subsidiary) of the revolving credit facility is available in the form of letters of credit.

The interest rates under the revolving credit facility, the tranche A facility and the Mexico facility are, at our option, Adjusted LIBOR or ABR, plus a spread determined by reference to our leverage ratio. In accordance with the March 24, 2003 amendment to our credit facilities, the spread will not exceed 4.0% for Adjusted LIBOR or 3.0% for ABR. Adjusted LIBOR is the London inter-bank offered rate adjusted for statutory reserves. ABR is the alternate base rate, which is the higher of the lender’s prime rate or the federal funds effective rate plus 1/2 of 1%. The interest rates under the tranche B facility are, at our option, Adjusted LIBOR or ABR, plus a spread determined by reference to our leverage ratio. As amended, our credit facilities provide that the spread will not exceed 4.75% for Adjusted LIBOR or 3.75% for ABR. We may elect interest periods of one, two, three or six months for Adjusted LIBOR borrowings. The calculation of interest is on the basis of actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate) and interest is payable at the end of each interest period and, in any event, at least every three months.

Our credit facilities require us to maintain certain key financial ratios on a quarterly basis. These key ratios include a leverage ratio and an interest coverage ratio. Effective March 24, 2003, we entered into an amendment (the “Amendment”) of our credit facilities to, among other things,

Pliant Corporation and Subsidiaries

Notes to consolidated financial statements — (continued)

permit us to issue up to $50 million of our common stock, qualified preferred stock, warrants to acquire our common stock or qualified preferred stock, or any combination of our common stock, qualified preferred stock or warrants, or other capital contributions with respect to our common stock or qualified preferred stock. The Amendment also adjusted certain financial covenants, including the leverage and interest coverage ratios. As a condition to the effectiveness of the Amendment, we agreed to issue 10,000 shares of our Series A preferred stock and warrants to purchase 43,962 shares of our common stock to J.P. Morgan Partners (BHCA), L.P. (“J.P. Morgan Partners”) and J.P. Morgan Partners agreed to purchase such shares and warrants for $10 million. We completed this sale on March 25, 2003. All of the proceeds of this sale were used to reduce our term debt. In addition, the Amendment allows us to issue an additional $40 million of equity securities between March 25, 2003 and March 31, 2005 in order to obtain cash to reduce the revolving borrowings and/or term borrowings under our credit facilities. J.P. Morgan Partners is required to purchase up to $25 million of such additional equity securities to the extent necessary to enable us to meet our leverage ratio or the target senior debt leverage ratio specified in the Amendment at the end of any calendar quarter or fiscal year ending on or before December 31, 2004. Our obligations to issue, and J.P. Morgan Partners’ obligation to purchase, such equity securities are set forth in a Securities Purchase Agreement dated as of March 25, 2003. Generally, if we are required to issue any portion of such $25 million of equity securities under the Amendment with respect to any fiscal quarter in 2003, we must use 50% of the net proceeds from the issuance of any such equity securities to reduce our revolving borrowings, and 50% to reduce our term borrowings. If we are required to issue any such equity securities under the Amendment with respect to any fiscal quarter in 2004, we must use 100% of the net proceeds to reduce our term borrowings. The issuance of the remaining $15 million of equity securities is voluntary on our part, and neither J.P. Morgan Partners nor any other person is required to purchase such equity securities. We incurred an amendment fee of $2.2 million in connection with the amendment. We also incurred approximately $0.5 million of legal and administrative expenses in connection with negotiating the Amendment.

We are required to make annual mandatory prepayments of the term loans under the credit facilities within 90 days following the end of each year in an amount equal to the amount by which 100% of excess cash flow for such year (or 50% of excess cash flow if our leverage ratio at the end of such year is less than or equal to 4.0 to 1.0) exceeds the aggregate amount of voluntary prepayments made since the last excess cash flow payment, subject to certain adjustments. In addition, the term loan facilities are subject to mandatory prepayments in an amount equal to (a) 100% of the net cash proceeds of equity and debt issuances by us or any of our subsidiaries, and (b) 100% of the net cash proceeds of asset sales or other dispositions of property by us or any of our subsidiaries, in each case subject to certain exceptions.

We currently pay a quarterly commitment fee on the unused amount of the Revolver at an annual rate of 0.75%. The commitment fee is subject to reduction if we achieve certain financial ratios. As of December 31, 2002, we had outstanding letters of credit of approximately $4.0 million.

Indebtedness under the Credit Facilities is secured by substantially all of our assets, including our real and personal property, inventory, accounts receivable, intellectual property, and other

Pliant Corporation and Subsidiaries

Notes to consolidated financial statements — (continued)

intangibles. Our obligations under the Credit Facilities are guaranteed by substantially all of our domestic subsidiaries and secured by substantially all of our domestic assets. The Credit Facilities are also secured by a pledge of 65% of the capital stock of each of our foreign subsidiaries.

Senior subordinated notes

In 2000, we issued $220 million aggregate principal amount of 13% Senior Subordinated Notes due 2010 including 18,532 warrants (the “Note Warrants”) to purchase common stock at an exercise price of $0.01 per share. In 2002, we issued an additional $100 million of 13% Senior Subordinated Notes due 2010. The Notes mature on June 1, 2010, and interest on the Notes is payable on June 1 and December 1 of each year. The Notes are subordinated to all of our existing and future senior debt, rank equally with any future senior subordinated debt, and rank senior to any future subordinated debt. The Notes are guaranteed by some of our subsidiaries. The Notes are unsecured. Prior to June 1, 2003, the Company may, on one or more occasions, redeem up to a maximum of 35% of the original aggregate principal amount of the Notes with the net cash proceeds of one or more equity offerings by the Company at a redemption price equal to 113% of the principal amount thereof, plus accrued and unpaid interest. Otherwise, the Company may not redeem the Notes prior to June 1, 2005. On or after that date, the Company may redeem the Notes, in whole or in part, at a redemption price (expressed as percentages of principal amount), (plus accrued and unpaid interest) multiplied by the following percentages: 106.5% if redeemed prior to June 1, 2006; 104.333% if redeemed prior to June 1, 2007; 102.167% if redeemed prior to June 1, 2008. The Note Warrants became exercisable on August 29, 2000, and expire on June 1, 2010.

The Credit Facilities and the indentures relating to the Senior Subordinated Notes impose certain restrictions on us, including restrictions on our ability to incur indebtedness, pay dividends, make investments, grant liens, sell our assets and engage in certain other activities.

Interest rate risk and derivative instruments

Certain of our borrowings, including borrowings under our Credit Facilities, are at variable rates of interest, exposing us to the risk of increased interest rates. Our leveraged position and the covenants contained in our debt instruments may also limit our flexibility to adjust to changing market conditions and our ability to withstand competitive pressures, thus putting us at a competitive disadvantage. We may be vulnerable to a downturn in general economic conditions or in our business or be unable to carry out capital spending that is important to our growth and productivity improvement programs.

Effective January 1, 2001, we adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended by SFAS No. 137 and SFAS No. 138. In accordance with the statements, we recognize the fair value of derivatives as either assets or liabilities in the balance sheet. To the extent that the derivatives qualify as a hedge, gains or losses associated with the effective portion are recorded as a component of other comprehensive income while the ineffective portion is recognized in income.

Pliant Corporation and Subsidiaries

Notes to consolidated financial statements — (continued)

At the adoption of this pronouncement, we had one interest rate cap agreement, which had been entered into during the fourth quarter of 2000. As a result, the initial adoption of this pronouncement did not result in a material effect to our financial statements.

We have entered into six interest rate derivative agreements with financial institutions. We use our interest rate derivatives to manage interest rate risk associated with future interest payments on variable rate borrowings under our Credit Facilities. Our interest rate derivative agreements are considered cash flow hedges and consisted of the following as of December 31, 2002 (dollars in millions):

Type	Notional Amount	Variable Rate*	Fixed Rate **	Maturity Dates

Interest rate cap	$128.0	LIBOR	10.00%	12/31/2003
Interest rate cap	30.0	LIBOR	7.25%	02/09/2004
Interest rate collar	40.0	LIBOR	4.15%-7.25%	02/13/2004
Interest rate swap	60.0	LIBOR	5.40%	02/13/2004
Interest rate swap	50.0	LIBOR	4.32%	12/24/2004
Interest rate swap	50.0	LIBOR	3.90%	01/18/2005

* Three-month LIBOR, as defined; 1.38% as of December 31, 2002
** Strike for caps; floor and strike for collar; fixed LIBOR for swap agreements.

The fair value of our interest rate derivative agreements is reported on our consolidated balance sheet at December 31, 2002 and 2001 in other liabilities of approximately $9.1 million and $3.0 million, respectively and in other assets of approximately $0.1 million in each of 2002 and 2001. The effective portion of the changes in fair value of these instruments is reported in other comprehensive income. As the hedged contract matures, the gain or loss is recorded as interest expense in the consolidated statement of operations. We monitor the effectiveness of these contracts each quarter. Any changes in fair value of the ineffective portion of the instruments is reported as interest expense in the consolidated statement of operations. The ineffective portion for the years ended December 31, 2002 and 2001 was not material.

The change in accumulated derivative loss included as a part of accumulated other comprehensive loss as of December 31, is as follows (in thousands):

	2002	2001

Beginning accumulated derivative loss	$2,944	$—
Change associated with current period hedge transactions	2,674	2,961
Amount reclassified into earnings	(221)	(17)

Ending accumulated derivative loss, net of taxes	$5,397	$2,944

Pliant Corporation and Subsidiaries

Notes to consolidated financial statements — (continued)

We are exposed to credit losses in the event of nonperformance by the counter-party to the financial instrument. We anticipate, however, that the counter-party will be able to fully satisfy its obligations under the contract. Market risk arises from changes in interest rates.

Our extraordinary loss for 2000 consisted of a $6.0 million charge (net of tax) for the payment made pursuant to a tender offer for our previously issued senior subordinated notes and a $5.25 million charge (net of tax) for the write-off of capitalized loan fees associated with the early retirement of various debt facilities.

7. Leases

Capital leases—We have acquired certain land, building, machinery and equipment under capital lease arrangements that expire at various dates through 2008. At December 31, the gross amounts of plant and equipment and related accumulated amortization recorded under capital leases were as follows (in thousands):

	2002	2001

Land and building	$442	$442
Machinery and equipment	829	2,375

Total assets held under capital leases	1,271	2,817
Less: accumulated amortization	(276)	(381)

	$995	$2,436

The amortization expense is included in depreciation expense.

Operating leases—We have non-cancelable operating leases, primarily for vehicles, equipment, warehouse, and office space that expire through 2014, as well as month-to-month leases. The total expense recorded under all operating lease agreements in the accompanying consolidated statements of operations is approximately $10.5 million, $7.8 million and $6.7 million for the years ended December 31, 2002, 2001 and 2000, respectively. Future minimum lease payments under operating leases and the present value of future minimum capital lease payments (with interest rates between 7.5% and 10.25%) as of December 31, 2002 are as follows (in thousands):

	Operating Leases	Capital Leases

Year Ending December 31,
2003	$13,595	$277
2004	12,103	287
2005	11,043	238
2006	10,262	243
2007	7,142	228
Thereafter	15,162	62

Total minimum lease payments	$69,307	$1,335

Amounts representing interest		(296)

Present value of net minimum capital lease payments		$1,039

Pliant Corporation and Subsidiaries

Notes to consolidated financial statements — (continued)

During the year ended December 31, 2001 the Company entered into a transaction in which production lines were sold for approximately $7.9 million and leased back to the Company under an operating lease agreement. The production lines were sold for their carrying values, thus no gain or loss was recorded on the transactions.

During the year ended December 31, 2002, the Company entered into a transaction in which production lines were sold for approximately $15 million ($5 million of which was retained by the lessor as a required security deposit) and leased back to the Company under an operating lease agreement. These production lines were sold for their carrying values, thus no gain or loss was recorded on the transactions.

8. Income taxes

The components of income (loss) before income taxes and extraordinary loss for the years ended December 31 are as follows (in thousands):

	2002	2001	2000

United States	$(46,477)	$(5,341)	$(62,528)
Foreign	1,585	10,059	8,752

Total	$(44,892)	$4,718	$(53,776)

The following is a summary of domestic and foreign provisions for current and deferred income taxes and a reconciliation of the U.S. statutory income tax rate to the effective income tax rate.

The provisions (benefits) for income taxes for the years ended December 31, are as follows (in thousands):

	2002	2001	2000

Current:
Federal	$—	$23	$(112)
State	261	111	266
Foreign	3,719	4,070	3,990

Total current	3,980	4,204	4,144

Deferred:
Federal	(5,887)	2,021	(18,401)
State	(1,848)	179	18
Foreign	2,293	382	(4)

Total deferred	(5,442)	2,582	(18,387)

Total income tax expense (benefit) (excluding income taxes applicable to the extraordinary item)	$(1,462)	$6,786	$(14,243)

Pliant Corporation and Subsidiaries

Notes to consolidated financial statements — (continued)

The effective income tax rate reconciliations for the years ended December 31, are as follows (in thousands):

	2002	2001	2000

Income (loss) before income taxes and extraordinary item	$(44,892)	$4,718	$(53,776)

Expected income tax provision (benefit) at U.S. statutory rate of 35%	(15,712)	$1,652	$(18,822)
Increase (decrease) resulting from:
Goodwill	—	1,726	1,636
State taxes	(1,092)	188	137
Change in valuation allowance	8,907	1,078	(174)
Foreign rate difference and other, net	6,435	2,142	1,099
Costs related to recapitalization	—	—	1,881

Total income tax expense (benefit) (excluding income taxes applicable to the extraordinary item	$(1,462)	$6,786	$(14,243)

Effective income tax rate	3.3%	143.8%	26.5%

Pliant Corporation and Subsidiaries

Notes to consolidated financial statements — (continued)

Components of net deferred income tax assets and liabilities as of December 31, are as follows (in thousands):

	2002	2001

Deferred income tax assets:
Net operating loss carryforwards	$46,157	$30,627
AMT and foreign tax credit carryforwards	8,237	4,346
Accrued pension costs	10,531	4,893
Accrued employee benefits	3,374	6,114
Accrued plant closing costs	4,804	834
Allowance for doubtful trade accounts receivable	659	103
Inventory related costs	1,326	642
Other	4,017	350

	79,105	47,909
Valuation Allowance	(10,775)	(1,868)

Total deferred income tax assets	68,330	46,041

Deferred income tax liabilities:
Tax depreciation in excess of book depreciation	(70,419)	(62,595)
Amortization of intangibles	(11,002)	(5,123)
Other	(2,563)	(1,916)

Total deferred income tax liabilities	(83,984)	(69,634)

Net deferred income tax liability	$(15,654)	$(23,593)

As reported on consolidated balance sheets:
Net current deferred income tax asset	$8,182	$2,563
Net non-current deferred income tax liability	23,836)	(26,156)

Net deferred income tax liability	$(15,654)	$(23,593)

The net operating loss carryforwards for federal tax purposes are approximately $118.4 million. These losses expire in 2020 through 2022. Due to uncertainty regarding realization, a valuation allowance of approximately $3.8 million has been recorded in 2002 to offset the deferred tax asset related to the net operating losses.

The foreign tax credit carryforwards for federal tax purposes are approximately $4.4 million expiring in 2005 through 2007, and $2.6 million with no set expiration date. Due to uncertainty regarding realization, valuation allowances of approximately $5.2 million and $1.8 million in 2002 and 2001, respectively have been recorded to offset the deferred tax asset related to the foreign tax credits.

9. Employee benefit plans

Defined contribution plan—We sponsor a salary deferral plan covering substantially all of our non-union domestic employees. Plan participants may elect to make voluntary contributions to this plan up to 15% of their compensation. We contribute up to 1% of the participants’

Pliant Corporation and Subsidiaries

Notes to consolidated financial statements — (continued)

compensation based on our profits and also match employee contributions up to 2% of the participants’ compensation. We expensed approximately $2.4 million, $2.6 million and $2.6 million as our contribution to this plan for the years ended December 31, 2002, 2001 and 2000, respectively.

Defined benefit plans—We sponsor three noncontributory defined benefit pension plans (the “United States Plans”) covering domestic employees with 1,000 or more hours of service. We fund our plans in amounts to fulfill the funding requirements of the Employee Retirement Income Security Act of 1974. Contributions are intended to not only provide for benefits attributed to service to date but also for those expected to be earned in the future. We also sponsor a defined benefit plan in Germany (the “Germany Plan”). The consolidated accrued net pension expense for the years ended December 31, 2002, 2001 and 2000 includes the following components (in thousands):

	2002	2001	2000

United States Plans
Service cost—benefits earned during the period	$3,845	$3,707	$4,098
Interest cost on projected benefit obligation	4,582	4,101	4,192
Expected return on assets	(3,698)	(4,183)	(4,348)
Other	160	(273)	(185)

Total accrued pension expense	$4,889	$3,352	$3,757

Germany Plan
Service cost—benefits earned during the period	$82	$66	$62
Interest cost on projected benefit obligation	80	61	62

Total accrued pension expense	$162	$127	$124

Pliant Corporation and Subsidiaries

Notes to consolidated financial statements — (continued)

The following table sets forth the funded status of the United States Plans and the Germany Plan as of December 31, 2002, 2001 and 2000 and the amounts recognized in the consolidated balance sheets at those dates (in thousands):

United States Plans	2002	2001	2000

Change in benefit obligation:
Obligation at January 1	$60,706	$58,036	$50,405
Service cost	3,845	3,707	4,098
Interest cost	4,582	4,101	4,192
Plan amendments	593	544	219
Transfer of liability from Huntsman Corporation plan	—	—	138
Actuarial (gain) loss	5,388	(3,602)	942
Other	152	—	—
Benefits paid	(2,263)	(2,080)	(1,958)

Obligation at December 31	$73,003	$60,706	$58,036

Change in plan assets:
Fair value of assets at January 1	$41,872	$46,964	$49,290
Actual return on plan assets	(3,260)	(4,378)	(505)
Transfer of assets from Huntsman Corporation plan	—	—	138
Employer contributions	569	1,367	—
Other	153	—	—
Benefit payments	(2,263)	(2,081)	(1,958)

Fair value of plan assets at December 31	$37,071	$41,872	$46,965

Underfunded status at December 31	$35,932	$18,833	$11,071
Unrecognized net actuarial (gain) loss	(12,661)	(333)	5,011
Unrecognized prior service cost	(2,469)	(2,017)	(1,584)

Accrued long-term pension liability included in other liabilities	$20,802	$16,483	$14,498

Amounts recognized in the balance sheet consist of:

	2002	2001

Accrued benefit cost	$(20,802)	$(16,483)
Additional minimum liability	(2,211)	—
Intangible asset	699	—
Accumulated other comprehensive income	1,512	—

Accumulated pension liability	$(20,802)	$(16,483)

Pliant Corporation and Subsidiaries

Notes to consolidated financial statements — (continued)

For the above calculations, increases in future compensation ranging from 4.0% to 4.5% were used for the non-union plan. The benefit payments under the two union plans are not based on future compensation. For the 2002 calculations, the discount rate was 6.75% and expected rates of return on plan assets of 9.0% were used for all plans. For the 2001 calculations, the discount rates range from 7.25% to 7.5% and expected rates of return on plan assets of 9.0% were used for all plans. For the 2000 calculations, the discount rates range from 7.5% to 7.75% and expected rates of return on plan assets of 9.0% were used for all plans.

Germany Plan	2002	2001

Change in benefit obligation:
Obligation at January 1	$1,142	$1,168
Service cost	82	66
Interest cost	80	61
Benefits paid	(16)	(11)
Change due to exchange rate	303	(142)

Obligation at December 31	$1,591	$1,142

Fair value of plan assets at December 31	None	None

Underfunded status at December 31	$1,591	$1,142
Unrecognized net actuarial loss (gain)	(96)	85

Accrued long-term pension liability included in other liabilities	$1,495	$1,227

Increases in future compensation ranging from 2.0% to 3.5% and discount rates ranging from 6.0% to 7.0% were used in determining the actuarially computed present value of the projected benefit obligation of the Germany Plan. The cash surrender value of life insurance policies for Germany Plan participants included in other assets in the consolidated balance sheets is approximately $0.5 million as of December 31, 2002 and 2001.

Effective January 1, 2003 we revised the United States Plans to exclude the participation of new non-union employees in such plans.

Foreign plans other than Germany—Employees in other foreign countries are covered by various post employment arrangements consistent with local practices and regulations. Such obligations are not significant and are included in the consolidated financial statements in other liabilities.

Other plans—As part of the acquisition of Blessings Corporation in 1998, we assumed two supplemental retirement plans covering certain former employees of Blessings Corporation. The liability for these plans included in other liabilities at December 31, 2002 was approximately $2.0 million. This liability was frozen at the time of the acquisition.

10. Redeemable stock

Common stock—Prior to the Recapitalization, we sold 50,611 shares of Class C nonvoting common stock to employees. As consideration, we received cash of approximately $2.5 million and secured promissory notes for approximately $2.6 million. We redeemed 1,100 of these shares

Pliant Corporation and Subsidiaries

Notes to consolidated financial statements — (continued)

prior to the Recapitalization. An additional 17,967 shares were redeemed in connection with the Recapitalization, and the remaining 31,544 shares were exchanged for the same number of common shares.

As part of the Recapitalization, we entered into employment agreements with our executive officers serving at that time: Richard P. Durham, Jack E. Knott II, Scott K. Sorensen and Ronald G. Moffitt. The employment agreements established repurchase rights and put options for shares held by these executive officers following the Recapitalization. These repurchase rights allow us to repurchase these shares from the employee in the event of termination for any reason. The put options allow the employees to require us to purchase all of the shares held by the employee in the event of resignation for good reason, death, disability or retirement, subject to the restrictive provisions of our credit facilities or any other agreements. The purchase price under the repurchase rights and the put options is the fair market value of the common stock, as determined in good faith by our board of directors.

The $2.6 million of notes receivable we originally received as partial consideration for the shares sold prior to the Recapitalization related to shares purchased by Mr. Durham, Mr. Sorensen and Mr. Moffitt. These secured promissory notes bore interest at 7% per annum. These notes were amended in connection with the Recapitalization and were further amended in connection with certain severance arrangements and other events relating to the transition to a new management team. Pursuant to these amendments, interest ceased to accrue on Mr. Sorensen’s note as of December 31, 2000, and interest ceased to accrue on Mr. Durham’s note and Mr. Moffitt’s note as of February 28, 2001. Interest accrued prior to these dates is payable in three annual installments beginning on May 31, 2006 and the principal is due May 31, 2008.

In connection with the Recapitalization in May 2000, we sold an aggregate of 32,750 shares of additional restricted common stock to Messrs. Durham, Knott, Sorensen and Moffitt for $483.13 per share, the estimated fair market value. We received, as consideration, notes receivable totaling $15.8 million. Under the May 2000 restricted stock purchase agreements related to the restricted common stock, we have repurchase rights, which allow us to repurchase unvested shares from these individuals, if the individuals cease to be employees for any reason. The repurchase rights lapsed with respect to one-sixth of these shares on January 1, 2001. The repurchase rights lapsed with respect to an additional one-sixth of these shares in January 2002 based on the financial results for the year ended December 31, 2001. Vesting for the remainder of the shares is reviewed at the end of each calendar quarter as follows: (a) vesting in full if 100% or more of the applicable target market value of equity is achieved as of the end of the applicable calendar quarter and (b) partial vesting if more than 90% of the applicable target market of equity is achieved as of the end of the applicable calendar quarter. If the applicable targets are below 90% each year, vesting will automatically occur in full on December 31, 2009. The repurchase rights also terminate in the event of certain acceleration events as defined in the agreement. The repurchase price per share is the original price paid by the employee plus interest compounded annually at 7% commencing on the 181st day after the date of termination of the employee through the date on which the shares are actually repurchased. The foregoing repurchase rights with respect to the restricted stock apply only to unvested restricted shares. As

Pliant Corporation and Subsidiaries

Notes to consolidated financial statements — (continued)

discussed above, however, our employment agreements with Messrs. Durham, Knott, Sorensen and Moffitt established additional repurchase rights and put options applicable to all other shares held by these individuals.

The $15.8 million of secured promissory notes received as consideration for the 32,750 shares of restricted common stock bore interest at 7% per annum. These notes were also modified in connection with the severance arrangements and other events relating to the transition to a new management team. These modifications are described below.

On December 27, 2000, we entered into a severance agreement with Mr. Sorensen. Under the agreement, we cancelled approximately $133,000 of accrued interest on a note receivable. We repurchased 6,211 shares of restricted stock for $483.13 per share and offset the purchase price against $3.0 million of note principal. In addition, we agreed on January 2, 2001, to repurchase an additional 539 shares of restricted stock for $483.13 per share and offset the purchase price against $260,000 of note principal. The Company’s repurchase rights were changed on the remaining 7,423 shares of common stock owned by Mr. Sorensen, whereby the Company agreed not to repurchase the shares until February 28, 2003 at a repurchase price of the greater of the fair market value or the balance on the note receivable. Interest ceased to accrue on the remaining $787,000 balance of the note related to Mr. Sorensen’s purchase of stock in 1999. Further, the put option was cancelled. As a result of these modifications, a $323,000 discount on the note receivable balance was recorded as compensation expense. The discount will be amortized to interest income over the remaining term of the note. In the event we determine to repurchase the stock from Mr. Sorensen at an amount that is: (1) greater than the fair value of the stock (i.e. the note balance is greater than the fair value) or (2) greater than the note balance as a result of future increases in fair value of the stock, we will record additional expense.

On January 22, 2001, we entered into a severance agreement with Mr. Moffitt. Under this agreement, we cancelled approximately $85,000 of accrued interest on a note receivable. We repurchased 3,125 shares of restricted stock for $483.13 per share and offset the purchase price against $1.5 million of note principal. We further agreed to cease charging interest on the remaining $302,000 principal balance of the note receivable related to 625 shares and to cease charging interest on the $262,000 principal balance related to Mr. Moffitt’s purchase of stock in 1999. As a result of these interest modifications, a $208,000 discount on the note receivable balance was recorded as compensation expense in the first quarter of 2001. The discount will be amortized to interest income over the remaining term of the note. In addition, the Company’s repurchase rights and Mr. Moffitt’s put option were changed on the remaining 3,457 shares of common stock held by him. We agreed not to repurchase and Mr. Moffitt agreed not to exercise the put option on the shares until February 28, 2003. The repurchase price and the put option price were changed to be the greater of the fair value of the stock or the balance on the note receivable. Because the fair value of these shares was $483.13 per share on January 22, 2001, compensation expense of $1.0 million was recorded in the first quarter of 2001, which represents the difference between the carrying amount and the fair value of the 2,622 shares of common stock that are subject to the note receivable.

On February 1, 2001, we amended Mr. Durham’s promissory notes that were issued in connection with his purchases of stock in 1999 and 2000. Under the amended notes receivable, interest

Pliant Corporation and Subsidiaries

Notes to consolidated financial statements — (continued)

ceased to accrue, effective December 31, 2000, on one note with a principal balance of $1.6 million and another note with a principal balance of $7.0 million. Further, the notes were modified to remove the full recourse provisions and modify the related pledge agreement. As a result of these modifications, Mr. Durham’s purchase of stock for promissory notes will now be accounted for as stock options and will be subject to variable accounting. Accordingly, changes in the fair value of the common stock in excess of the note balance will be recorded as compensation expense until the note is paid in full. In addition, interest income will not be recorded on these notes. As a result of these modifications, a compensation expense of $6.0 million was recorded in the first quarter of 2001.

On April 21, 2001, we amended the terms of Mr. Knott’s promissory note issued in connection with his purchase of stock in 2000. Further, Mr. Knott’s note was modified to remove the full recourse provisions and modify the related pledge agreement. As a result of these modifications and the modifications to the other officer’s notes in the first quarter of 2001, Mr. Knott’s purchase of stock for a promissory note in 2000 will be accounted for as stock options, subject to variable accounting. In addition, interest income will not be recorded on this note with a principal balance of $3.7 million.

On June 10, 2002, we entered into a separation agreement with Mr. Durham. As of the date of the separation agreement, Mr. Durham owned 28,289 shares of common stock, 12,083 performance vested shares, 2,417 time vested shares, warrants to purchase 1,250.48 shares of common stock and 1,232 shares of preferred stock of Pliant. All of Mr. Durham’s time vested shares and 2,416 of Mr. Durham’s performance vested shares had vested as of the date of the separation agreement. Pursuant to the separation agreement, Mr. Durham agreed to convert one of his outstanding promissory notes issued as payment for a portion of his shares into two promissory notes. The first note (the “Vested Secured Note”), in the principal amount of $2,430,798, relates to Mr. Durham’s time vested shares and the vested portion of his performance vested shares. The second note (the “Non-Vested Secured Note”), in the principal amount of $4,862,099, related to the 9,667 performance vested shares which had not vested as of the date of the separation agreement. In addition to these notes, Mr. Durham had an additional outstanding promissory note (the “Additional Note”), with a principal amount of $1,637,974, relating to a portion of the shares of common stock held by Mr. Durham. In accordance with the separation agreement, we repurchased and canceled Mr. Durham’s 9,667 unvested shares in exchange for cancellation of the Non-Vested Secured Note on October 3, 2002.

The separation agreement preserved the put option established by Mr. Durham’s employment agreement with respect to his shares. For purposes of this put option, the separation agreement provides that the price per share to be paid by us is $483.13 with respect to common stock, $483.13 less any exercise price with respect to warrants, and the liquidation preference with respect to preferred stock. On July 9, 2002, Mr. Durham exercised his put option with respect to 28,289 shares of common stock, 1,232 shares of preferred stock and warrants to purchase 1,250.48 shares of common stock. Mr. Durham’s put option is subject to any financing or other restrictive covenants to which we are subject at the time of the proposed repurchase. Restrictive covenants under our credit facilities limit the number of shares we can currently repurchase from Mr. Durham. On October 3, 2002, as permitted by the covenants contained in our credit facilities,

Pliant Corporation and Subsidiaries

Notes to consolidated financial statements — (continued)

we purchased 8,204 shares from Mr. Durham for a purchase price of $3,963,599 less the outstanding amount of the Additional Note, which was cancelled. In December 2002 we purchased an additional 1,885 shares of common stock from Mr. Durham for an aggregate purchase price of approximately $910,700. As of December 31, 2002, our total remaining purchase obligation to Mr. Durham was approximately $10,623,097, excluding accrued preferred dividends. We are limited to a maximum purchase from Mr. Durham of $5,000,000 of shares in 2003, which purchase may only be made if we meet certain leverage ratios.

As of December 31, 2002, there were a total of 34,240 outstanding common shares subject to put options as described above, of which 12,765 shares were acquired by the employees for cash from 1997 through 1999. As a result of the put options, the carrying value of all shares subject to put options will be adjusted to fair value at each reporting period with a corresponding offset to shareholders’ equity for amounts related to the 12,765 shares and compensation expense for amounts related to the remaining shares until the notes receivable are paid in full.

Preferred Stock—We are authorized to issue up to 200,000 shares of preferred stock. As of December 31, 2002, 130,973 shares were issued and designated as Series A Cumulative Exchangeable Redeemable Preferred Stock (the “Preferred Stock”). In connection with the Recapitalization, we sold 100,000 shares of Preferred Stock and detachable warrants to purchase 43,242 shares of common stock for net consideration of $98.5 million, net of issuance costs of $1.5 million. We allocated approximately $80.0 million to Preferred Stock and $18.5 million to the warrants based on the relative fair values of the instruments. In connection with the Uniplast acquisition we issued 30,983 shares of Preferred Stock (including 1,983 shares to employees) and detachable warrants to purchase shares of common stock for a consideration of $31.0 million, net of issue costs. We allocated $18.6 million to Preferred Stock, and $12.4 million to the warrants based on the relative fair values of the instruments. The common stock warrants have an exercise price of $0.01 per share and expire on May 31, 2011.

Dividends on Preferred Stock accrue at an annual rate of 14%. We have the option to pay dividends in cash or to have the dividends accrue and compound quarterly. After May 31, 2005, however, the annual dividend rate increases to 16% unless we pay dividends in cash. The annual dividend rate also increases to 16% if we fail to comply with certain of our obligations or upon certain events of bankruptcy.

The Preferred Stock is our most senior class of capital stock. We may, at our option, exchange the Preferred Stock for 14% senior subordinated exchange notes so long as such exchange and the associated debt incurrence is permitted by our existing debt instruments. We must redeem the Preferred Stock at a price equal to its liquidation preference of $1,000 per share, plus accumulated dividends, on May 31, 2011. On or after May 31, 2003, we may redeem the Preferred Stock at our option, in whole or in part, at a redemption price equal to the sum of the liquidation preference plus accrued and unpaid dividends multiplied by the following percentages: 107% if redeemed prior to May 31, 2004; 103% if redeemed on or after May 31, 2004 and prior to May 31, 2005; and 100% if redeemed at any time on or after May 31, 2005.

As a result of the mandatory redemption features, as of December 31, 2002, the carrying value of the Preferred Stock has been increased by $2.7 million to reflect accretion towards the $131.0

Pliant Corporation and Subsidiaries

Notes to consolidated financial statements — (continued)

million redemption value at May 31, 2011. In addition, the preferred stock balance as of December 31, 2002 includes $49.6 million for accrued dividends.

11. Stock option plans

Pursuant to the Recapitalization, we adopted a 2000 stock incentive plan, which, as amended, allows us to grant to employees nonqualified options to purchase up to 65,600 shares of common stock. The option price must be no less than fair market value on the date of grant. Unvested options are forfeited upon the employee’s termination of employment. Vested options are forfeited, if not exercised 90 days after the employee’s termination of employment. The plan is administered by the board of directors who determines the quantity, terms and conditions of an award, including any vesting conditions. The plan expires on either May 31, 2010 or a date which the board of directors, in its sole discretion, determines that the plan will terminate.

In August 2002, we adopted our 2002 Stock Incentive Plan. The 2002 plan authorizes grants of incentive stock options, nonqualified stock options and stock bonuses, as well as the sale of shares of common stock, to our employees, officers, directors and consultants of Pliant or any of its subsidiaries. A total of 4,793 shares are authorized for issuance under the 2002 plan. As of December 31, 2002, no options or shares had been granted or sold under the 2002 plan.

A summary of stock option activity under the 2000 plan is as follows:

	Option Shares	Weighted Average Exercise Price

Outstanding at December 31, 1999	10,489	$100.00
Granted	15,435	483.13
Exercised	(1,587)	100.00
Forfeited or cancelled	(1,635)	483.13

Outstanding at December 31, 2000	22,702	332.90
Granted	12,865	483.13
Exercised	—	—
Forfeited or cancelled	(730)	483.13

Outstanding at December 31, 2001	34,837	385.22
Granted	20,425	483.13
Exercised	—	—
Forfeited or cancelled	(3,920)	483.13

Outstanding at December 31, 2002	51,342	416.70

Exercisable at December 31, 2002	15,149	$258.00

The weighted average remaining contractual life of the options is 7.8 years at December 31, 2002. The options granted prior to January 1, 2001 pursuant to the 2000 plan, as amended, provide for vesting as follows: (1) one-sixth are “time-vested” options or shares, which vested on January 1, 2001, so long as the recipient was still our employee on such date, and (2) the remainder are “performance vested” options or shares, which vest in increments upon the

Pliant Corporation and Subsidiaries

Notes to consolidated financial statements — (continued)

achievement of performance targets as follows: (a) vesting in full, if 100% or more of the applicable performance target is achieved as of the end of any calendar quarter during the option term and (b) partial vesting if more than 90% of the applicable performance target is achieved as of the end of any calendar quarter during the option term. Moreover, all performance vested options or shares not previously vested in accordance with the preceding sentence will vest automatically in full on December 31, 2009 so long as the recipient is still our employee on such date. Options granted pursuant to the 2000 plan subsequent to January 1, 2001 vest similarly, except that all of the options are “performance vested” options, which vest in increments upon the achievement of performance targets.

Subsequent to December 31, 2002, unvested options to purchase 116 shares were forfeited as a result of employee terminations and vested options to purchase 260 shares were forfeited. Additional vested options to purchase 24 shares will be forfeited if not exercised within 90 days from the termination date.

12. Commitments and contingencies

Environmental Contingencies—Our operations are subject to extensive environmental laws and regulations concerning emissions to the air, discharges to surface and subsurface waters, and the generation, handling, storage, transportation, treatment, and disposal of waste materials, as adopted by various governmental authorities in the jurisdictions in which we operate. We make every reasonable effort to remain in full compliance with existing governmental laws and regulations concerning the environment.

Royalty Agreements—We have entered into royalty agreements (the “Agreements”) for the right to use certain patents in the production of our Winwrap stretch film. The Agreements require us to pay the patent holder a fee of $.05 for each pound of Winwrap produced and $.10 per pound for each pound of coreless Winwrap produced. The Agreements terminate upon the expiration of the related patents in 2009. During the years ended December 31, 2002, 2001 and 2000, we paid royalties of $1.5 million, $1.6 million and $1.1 million, respectively, under the Agreements.

Litigation—On November 19, 2001, S.C. Johnson & Son, Inc. and S.C. Johnson Home Storage, Inc. (collectively, “S.C. Johnson”) filed a complaint against us in the U.S. District Court for the District of Michigan, Northern Division (Case No. 01-CV-10343-BC). The complaint alleges misappropriation of proprietary trade secret information relating to certain componentry used in the manufacture of reclosable “slider” bags. We counterclaimed alleging that S.C. Johnson misappropriated certain of our trade secrets relating to the extrusion of flange zipper and unitizing robotics. Both the S.C. Johnson complaint and our counterclaim seek damages and injunctive and declaratory relief. Discovery in this proceeding is currently set to close on April 30, 2003. We intend to resist S.C. Johnson’s claims and to pursue our counterclaim vigorously. We do not believe this proceeding will have a material adverse affect on our financial condition or results of operations.

We are subject to other litigation matters and claims arising in the ordinary course of business. We believe, after consultation with legal counsel, that any liabilities arising from such litigation and claims will not have a material adverse effect on our financial position or results of operations.

Pliant Corporation and Subsidiaries

Notes to consolidated financial statements — (continued)

13. Acquisitions

In May 2002, we acquired substantially all of the assets and assumed certain liabilities of Decora Industries, Inc. and its operating subsidiary, Decora Incorporated (collectively, “Decora”), a New York based manufacturer and reseller of printed, plastic films, including plastic films and other consumer products sold under the Con-Tact® brand name. Our purchase of Decora’s assets was approved by the United States Bankruptcy Court. The purchase price was approximately $18 million. The purchase price was negotiated with the creditors committee and was paid in cash using borrowings from our existing revolving credit facility. The assets purchased consisted of one plant in Fort Edward, New York, and related equipment used by Decora primarily to print, laminate and convert films into adhesive shelf liner. We have commenced the process of closing the Decora plant in Fort Edward, New York and have moved the production to our facilities in Mexico and Danville, Kentucky. This purchase expands our product base to a new market. In addition, we expect to realize synergies from lower costs and administrative expenses. In addition to the purchase price of $18 million, we have accrued $5.2 million of liabilities related to acquisition costs and severance payments. We sold our Fort Edward, New York plant on September 30, 2002 for $2.1 million and leased it back for $1 for up to twelve months. Results of operations from the date of acquisition are included in the consolidated statement of operations.

The aggregate purchase price of $23.2 million, including accrued liabilities related to acquisition costs and severance payments, has been allocated to assets and liabilities. The allocation is as follows (dollars in thousands):

Current Assets	$15,805
Property Plant and Equipment	4,961
Goodwill	3,794
Intangible Assets—Trademark	5,000
Current Liabilities	(6,312)

Total Purchase Price	$23,248

Since the intangible assets have an indefinite life there is no amortization. The amortization of goodwill is deductible for tax purposes.

The pro forma results of operations for the years ended December 31, (assuming the Decora acquisition had occurred on January 1, 2002 and January 1, 2001, respectively) are as follows (dollars in thousands):

	Year Ended December 31
	2002	2001

Net sales	$894,505	$889,411
Net loss	$(44,653)	$(14,592)

The pro forma results reflect certain non-recurring items. The net loss for the year ended December 31, 2001 include results from a division that was sold by Decora in 2001. The net loss reflects the write down of goodwill and long-lived assets and reorganization costs related to the

Pliant Corporation and Subsidiaries

Notes to consolidated financial statements — (continued)

bankruptcy that are considered non-recurring. The reorganization items were $0.6 million and $2.3 million for the years ended December 31, 2002 and 2001, respectively. The effective income tax rate for pre-acquisition results of operations of Decora was 0% due to the net operating losses and valuation allowances.

On August 15, 2002, we purchased substantially all of the assets and assumed certain liabilities of the business of Roll-O-Sheets Canada Limited (“Roll-O-Sheets”). The Roll-O-Sheets business consists of one plant in Barrie, Canada primarily engaged in the conversion and sale of PVC and polyethylene film for the food industry. In addition, the business includes the distribution of polyester film and polypropylene food trays and other food service products. Detailed financial information and pro forma results are not presented as they are not material to our consolidated financial statements.

Uniplast Holdings—On July 16, 2001, we acquired 100% of the outstanding stock of Uniplast Holdings, Inc. (“Uniplast”) for an initial purchase price of approximately $56.0 million, consisting of the assumption of approximately $40.3 million of debt and the issuance of shares of our common stock valued at approximately $15.7 million to the selling shareholders of Uniplast. We believe that this acquisition resulted in significant synergies to the combined operations and increased the market share in a number of our market segments. At the closing of the acquisition, we refinanced approximately $37.0 million of assumed debt with the proceeds from a private placement of 29,000 shares of preferred stock at $1,000 per share and borrowings under our revolving credit facility. In connection with the Uniplast acquisition, we entered into an amendment of our credit facilities and incurred amendment fees of $1.4 million. In addition, we also issued 1,983 shares of our preferred stock at $1,000 per share, together with warrants to purchase 2,013 shares of common stock, to certain employees of the Company. We also incurred $0.9 million of legal and administrative expenses. We recorded $14.4 million as intangible assets and $21.9 million as goodwill as a result of this acquisition. The intangible assets are being amortized over 15 years while the goodwill is not being amortized. The operating results for Uniplast from July 16, 2001 are included in the statement of operations for the year ended December 31, 2001.

During 2002 we made adjustments to the carrying value of Uniplast assets and the initial purchase price totaling $3.3 million. The final purchase price including adjustments made during 2002 to the initial purchase price of $56.0 million has been allocated to assets and liabilities as follows:

(in millions)

Current Assets	$19.3
Property Plant and Equipment	20.6
Intangible Assets	14.4
Goodwill	21.9
Current Liabilities	(13.1)
Long-term Liabilities	(3.8)

Total Purchase Price	$59.3

Pliant Corporation and Subsidiaries

Notes to consolidated financial statements — (continued)

Our pro forma results of operations for the year ended December 31, 2001 (assuming the Uniplast acquisition had occurred as of January 1, 2001) are as follows (in thousands):

2001

Revenues	$882,860
Net income (loss)	(424)

14. Operating Segments

Operating segments are components of our business for which separate financial information is available that is evaluated regularly by our chief operating decision maker in deciding how to allocate resources and in assessing performance. This information is reported on the basis that it is used internally for evaluating segment performance.

During the first quarter of 2003, we reorganized our operations under four operating segments. On May 7, 2003 we filed our quarterly report on Form 10-Q for the period ended March 31, 2003 reflecting four operating segments: Pliant U.S., Pliant Flexible Packaging, Pliant International and Pliant Solutions. Segment information in this report with respect to 2002, 2001 and 2000 has been restated to reflect the operating segments as of March 31, 2003 for comparative purposes. In April 2003, we combined our Pliant U.S. and Pliant Solutions segments into a single segment. Therefore, beginning with the second quarter of 2003 our operating segments for financial reporting purposes will be Pliant U.S. (including our current Pliant Solutions segment), Pliant Flexible Packaging and Pliant International.

The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies. Sales and transfers between our segments are eliminated in consolidation. We evaluate the performance of our operating segments based on net sales (excluding intercompany sales) and segment profit. The segment profit reflects income before discontinued operations, extraordinary items, interest expense, income taxes, depreciation, amortization, restructuring costs, all non-cash charges. Our reportable segments are managed separately with separate management teams, because each segment has differing products, customer requirements, technology and marketing strategies.

Pliant Corporation and Subsidiaries

Notes to consolidated financial statements — (continued)

Segment profit and segment assets as of and for the years ended December 31, 2002, 2001 and 2000 are presented in the following table (in thousands). Certain reclassifications have been made to the prior year amounts to be consistent with the 2002 presentation.

	Pliant U.S.	Pliant Flexible Packaging	Pliant International	Pliant Solutions	Corporate/ Other	Total

2002
Net sales to customers	$535,636	$207,008	$108,263	$28,290	—	$879,197
Intersegment sales	20,877	4,639	1,104	—	(26,620)	—

Total net sales	556,513	211,647	109,367	28,290	(26,620)	879,197
Depreciation and amortization	18,264	8,126	6,246	1,195	13,081	46,912
Interest expense	25	100	2,122	23	73,014	75,284
Segment profit	85,504	32,485	15,591	2,768	(14,731)	121,617
Segment total assets	508,387	151,370	103,971	27,625	61,850	853,203
Capital expenditures	24,680	9,828	9,004	43	5,639	49,194

2001
Net sales to customers	$530,730	$205,337	$104,293	$—	$—	$840,360
Intersegment sales	14,461	4,769	101	—	(19,331)	—

Total net sales	545,191	210,106	104,394	—	(19,331)	840,360
Depreciation and amortization	16,799	9,199	6,043	—	14,976	47,017
Interest expense	39	20	3,302	—	72,627	75,988
Segment profit	97,915	38,582	19,359	—	(14,024)	141,832
Segment total assets	528,277	156,705	113,417	—	53,284	851,683
Capital expenditures	33,767	14,782	2,684	—	5,185	56,418

2000
Net sales to customers	$532,406	$220,810	$90,581	$—	$—	$843,797
Intersegment sales	12,870	4,536	—	—	(17,406)	—

Total net sales	545,276	225,346	90,581	—	(17,406)	843,797
Depreciation and amortization	15,086	8,046	6,037	—	10,377	39,546
Interest expense	305	(2)	3,618	—	64,613	68,534
Segment profit	82,851	27,586	17,072	—	(19,922)	107,587
Segment total assets	461,175	165,405	90,650	—	67,804	785,034
Capital expenditures	27,978	18,182	6,443	—	13,041	65,644

Pliant Corporation and Subsidiaries

Notes to consolidated financial statements — (continued)

A reconciliation of the totals reported for the operating segments to the totals reported in the consolidated financial statements is as follows (in thousands):

	2002	2001	2000

Profit or Loss
Total segment profit	$121,617	$141,832	$107,587
Depreciation and amortization	(46,912)	(47,017)	(39,546)
Restructuring and other costs	(43,143)	4,588	(19,368)
Interest expense	(75,284)	(75,988)	(68,534)
Other expenses and adjustments for non-cash charges and certain adjustments defined by our credit agreement	(1,170)	(18,697)	(33,915)

Income (loss) from continuing operations before taxes	$(44,892)	$4,718	$(53,776)

Assets
Total assets for reportable segments	$791,353	$798,399	$717,230
Other unallocated assets	$61,850	53,284	67,804

Total consolidated assets	$853,203	$851,683	$785,034

Our sales to a single customer and its affiliates represented approximately 13% and 12% of consolidated net sales in 2001 and 2000, respectively.

15. Warrants outstanding

The following warrants were issued and outstanding as of December 31:

	2002	2001

Issued with the senior subordinated notes	18,532	18532
Issued in connection with recapitalization transaction	43,242	43,242
Issued in connection with Uniplast acquisition	31,003	31,003

Total outstanding	92,777	92,777

As of December 31, 2002, 92,777 warrants were exercisable at an exercise price of $0.01 per share. The Company has reserved up to 92,777 shares of common stock for issuance upon the exercise of issued and outstanding warrants.

16. Estimated fair value of financial instruments

The estimated fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. In the case of cash and cash equivalents, accounts receivable and accounts payable, the carrying amount is considered a reasonable estimate of fair value. The fair value of

Pliant Corporation and Subsidiaries

Notes to consolidated financial statements — (continued)

fixed and floating rate debt in 2002 and 2001 was obtained from market quotes. Fair value estimates are made at a specific point in time. Because no market exists for a significant portion of our financial instruments, fair value estimates are based on judgments regarding current economic conditions, risk characteristics of various financial instruments, interest rate levels, and other factors. These estimates are subjective in nature and involve uncertainties and matters of judgment and therefore cannot be determined or relied on with any degree of certainty. Changes in assumptions could significantly affect the estimates.

Below is a summary of our financial instruments’ carrying amounts and estimated fair values as of December 31, (in thousands):

	2002		2001

	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value

Financial assets:
Cash and cash equivalents	$1,635	$1,635	$4,818	$4,818
Accounts receivable	104,157	104,157	111,768	111,768

Total financial assets	$105,792	$105,792	$116,586	$116,586

Financial liabilities:
Floating rate debt	$422,979	$422,979	$503,311	$503,311
Fixed rate debt	313,402	288,000	210,012	228,800
Accounts payable	113,988	113,988	101,508	101,508

Total financial liabilities	$850,369	$824,967	$814,831	$833,619

17. Related-party transactions

The accompanying consolidated financial statements for the year ended December 31, 2000 includes the following transactions with companies affiliated with Jon M. Huntsman, our majority stockholder prior to our Recapitalization (in thousands). All related-party transactions have been recorded at estimated fair market values for the related products and services.

2000

With Huntsman Corporation and affiliates (HC)
Inventory purchases	$20,363
Rent expense under operating lease	377
Administrative expenses	796

Insurance coverage—Prior to the Recapitalization, we obtained most of our insurance coverage under policies of HC. Reimbursement payments to HC were based on premium allocations, which were determined in cooperation with an independent insurance broker and are not included in the above amounts.

Administrative expenses—Administrative expenses were allocated to us under a cancelable services agreement which was cancelled upon completion of the Recapitalization.

Pliant Corporation and Subsidiaries

Notes to consolidated financial statements — (continued)

Rent expense—We were obligated to pay rent calculated as a pro rata portion (based on our percentage occupancy) of the mortgage principal and interest payments related to the HC headquarters facility. In November 2000, we relocated and paid no further rent payments.

Stockholders’ notes receivable—Notes receivable were issued to various employees in connection with the sale of stock (see Note 10).

J.P. Morgan Partner and Affiliates—JPMorgan Chase Bank is the syndication agent, and its affiliate, J.P. Morgan Chase & Co., is a lender under our credit facilities. Both JPMorgan Chase Bank and J.P. Morgan Chase & Co. receive customary fees under the credit facilities for acting in such capacities including approximately $1.2 million in 2002. JPMorgan Chase Bank was also a lender under our prior credit facility, and as a result, received a portion of the proceeds from the financing for the recapitalization and related transactions. Chase Securities Inc. was one of the initial purchasers in the offering of the $220.0 million aggregate principal amount of 13% senior subordinated notes due 2010, and was also the dealer manager for the debt tender offer and consent solicitation relating to our 9 1/8% senior subordinated notes due 2007 and received customary fees for acting in such capacities. Each of JPMorgan Chase Bank, J.P. Morgan Chase & Co. and Chase Securities Inc. are affiliates of Southwest Industrial Films, LLC, which owns approximately 55% of our outstanding common stock and currently has the right under the stockholders’ agreement to appoint four of our directors, and of Flexible Films, LLC, which, together with affiliates, owns approximately 59% of our Preferred Stock, subject to certain preemptive rights with respect to 10,000 shares of Preferred Stock issued on March 25, 2003.

18. Accumulated other comprehensive income/(loss)

The components of accumulated other comprehensive income/(loss) as of December 31, were as follows (in thousands):

	2002	2001

Minimum pension liability, net of taxes of $575	$(937)	$—
Fair value change in interest rate derivatives classified as cash flow hedges, net of taxes of $3,450	(5,397)	(2,944)
Foreign currency translation adjustments	(11,510)	(6,704)

Accumulated other comprehensive income/(loss)	$(17,844)	$(9,648)

19. Condensed consolidating financial statements

The following condensed consolidating financial statements present, in separate columns, financial information for (i) Pliant Corporation (on a parent only basis) with its investment in its subsidiaries recorded under the equity method, (ii) guarantor subsidiaries (as specified in the Indenture dated May 31, 2000 (the “2000 Indenture”) relating to Pliant Corporation’s $220 million senior subordinated notes due 2010 (the “2000 Notes”) and the Indenture, dated April 10, 2002 (the “2002 Indenture” and, together with the 2000 Indenture, the “Indentures”), relating to Pliant’s $100 million senior subordinated notes due 2010 (the “2002 Notes” and, together with

Pliant Corporation and Subsidiaries

Notes to consolidated financial statements — (continued)

the 2000 Notes, the “Notes”) on a combined basis, with any investments in non-guarantor subsidiaries specified in the Indentures recorded under the equity method, (iii) direct and indirect non-guarantor subsidiaries on a combined basis, (iv) the eliminations necessary to arrive at the information for Pliant Corporation and its subsidiaries on a consolidated basis, and (v) Pliant Corporation on a consolidated basis, in each case as of December 31, 2002 and 2001 and for the years ended December 31, 2002, 2001 and 2000. The Notes are fully and unconditionally guaranteed on a joint and several basis by each guarantor subsidiary and each guarantor subsidiary is wholly owned, directly or indirectly, by Pliant Corporation. There are no contractual restrictions limiting transfers of cash from guarantor and non-guarantor subsidiaries to Pliant Corporation except from our Alliant joint venture. The condensed consolidating financial statements are presented herein, rather than separate financial statements for each of the guarantor subsidiaries, because management believes that separate financial statements relating to the guarantor subsidiaries are not material to investors.

In 2001, our Blessings subsidiary was merged with and into Pliant. Accordingly, this former guarantor subsidiary company is now included as part of the “Pliant Corporation Parent Only” column for all periods presented.

Pliant Corporation and Subsidiaries

Notes to consolidated financial statements — (continued)

Condensed consolidating balance sheet

As of December 31, 2002 (In Thousands)	Pliant Corporation Parent Only	Combined Guarantors	Combined Non-Guarantors	Eliminations	Consolidated Pliant Corporation

Assets
Current assets:
Cash and cash equivalents	$—	$—	$1,635	$—	$1,635
Receivables	82,421	13,444	23,158	—	119,023
Inventories	71,586	15,832	10,604	—	98,022
Prepaid expenses and other	2,842	899	408	—	4,149
Income taxes receivable	1,145	4	1,219	—	2,368
Deferred income taxes	6,909	1,522	(249)	—	8,182

Total current assets	164,903	31,701	36,775	—	233,379
Plant and equipment, net	283,638	17,919	48,922	—	350,479
Goodwill	189,106	—	14,891	—	203,997
Intangible assets, net	26,964	—	70	—	27,034
Investment in subsidiaries	52,813	—	—	(52,813)	—
Other assets	34,871	17	3,426	—	38,314

Total assets	$752,295	$49,637	$104,084	$(52,813)	$853,203

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Trade accounts payable	$83,918	$8,675	$21,395	$—	$113,988
Accrued liabilities	48,091	4,818	5,968	—	58,877
Current portion of long-term debt	14,117	—	628	—	14,745
Due to (from) affiliates	(28,373)	15,316	13,057	—	—

Total current liabilities	117,753	28,809	41,048	—	187,610
Long-term debt, net of current portion	697,472	—	24,164	—	721,636
Other liabilities	25,101	—	1,876	—	26,977
Deferred income taxes	19,017	1,751	3,068	—	23,836

Total liabilities	859,343	30,560	70,156	—	960,059

Minority interest	—	—	192	—	192
Redeemable stock:
Preferred stock	150,816	—	—	—	150,816
Common stock	13,008	—	—	—	13,008

Total redeemable stock	163,824	—	—	—	163,824

Stockholders’ (deficit):
Common stock	103,376	14,020	29,240	(43,260)	103,376
Warrants to purchase common stock	38,676	—	—	—	38,676
Retained earnings (deficit)	(394,420)	5,067	14,489	(19,556)	(394,420)
Stockholders’ notes receivable	(660)	—	—	—	(660)
Accumulated other comprehensive loss	(17,844)	(10)	(9,993)	10,003	(17,844)

Total stockholders’ (deficit)	(270,872)	19,077	33,736	(52,813)	(270,872)

Total liabilities and stockholders’ (deficit)	$752,295	$49,637	$104,084	$(52,813)	$853,203

Pliant Corporation and Subsidiaries

Notes to consolidated financial statements — (continued)

Condensed consolidating statement of operations

For the Year Ended December 31, 2002 (In Thousands)	Pliant Corporation Parent Only	Combined Guarantors	Combined Non-Guarantors	Eliminations	Consolidated Pliant Corporation

Net sales	$695,002	$75,360	$135,455	$(26,620)	$879,197
Cost of sales	567,702	61,809	111,572	(26,620)	714,463

Gross profit	127,300	13,551	23,883	—	164,734
Total operating expenses	108,307	6,264	22,047	—	136,618

Operating income	18,993	7,287	1,836	—	28,116
Interest expense	(73,033)	(23)	(2,228)	—	(75,284)
Equity in earnings of subsidiaries	(5,159)	—	—	5,159	—
Other income (expense), net	10,715	(5,697)	(2,742)		2,276

Income (loss) before income taxes and extraordinary loss	(48,484)	1,567	(3,134)	5,159	(44,892)
Income tax expense	(5,054)	—	3,592	—	(1,462)

Net income (loss)	$(43,430)	$1,567	$(6,726)	$5,159	$(43,430)

Pliant Corporation and Subsidiaries

Notes to consolidated financial statements — (continued)

Condensed consolidating statement of cash flows

For the Year Ended December 31, 2002 (In Thousands)	Pliant Corporation Parent Only	Combined Guarantors	Combined Non-Guarantors	Eliminations	Consolidated Pliant Corporation

Cash flows from operating activities:	$10,186	$9,013	$24,397	$—	$43,596

Cash flows from investing activities:
Capital expenditures for plant and equipment	(35,181)	(4,764)	(9,249)	—	(49,194)
Decora acquisition, net of cash acquired	(8,794)	(14,370)	—	—	(23,164)
Asset transfer	(9,116)	9,762	(646)	—	—
Proceeds from sale of assets	15,033	3,589	(1,500)	—	17,122

Net cash used in investing activities	(38,058)	(5,783)	(11,395)	—	(55,236)

Cash flows from financing activities:
Payment of capitalized fees	(7,439)	—	—	—	(7,439)
Net proceeds from issuance of common and preferred stock	(3,227)	—	—	—	(3,227)
Borrowings/(payments) on long-term debt	31,266	—	(8,208)	—	23,058

Net cash provided by (used in) financing activities	20,600	—	(8,208)	—	12,392

Effect of exchange rate changes on cash and cash equivalents	7,272	(4,197)	(7,010)	—	(3,935)

Net (decrease)/increase in cash and cash equivalents	—	(967)	(2,216)	—	(3,183)
Cash and cash equivalents at beginning of the year	—	967	3,851	—	4,818

Cash and cash equivalents at end of the year	$—	$—	$1,635	$—	$1,635

Pliant Corporation and Subsidiaries

Notes to consolidated financial statements — (continued)

Condensed consolidating balance sheet

As of December 31, 2001 (In Thousands)	Pliant Corporation Parent Only	Combined Guarantors	Combined Non-Guarantors	Eliminations	Consolidated Pliant Corporation

Assets
Current assets:
Cash and cash equivalents	$—	$967	$3,851	$—	$4,818
Receivables	94,163	7,321	23,952	—	125,436
Inventories	65,135	9,087	9,726	—	83,948
Prepaid expenses and other	1,856	398	772	—	3,026
Income taxes receivable	361	7	617	—	985
Deferred income taxes	4,670	(314)	(1,793)	—	2,563
Total current assets	166,185	17,466	37,125	—	220,776

Plant and equipment, net	293,628	26,386	49,310	—	369,324
Goodwill, net	185,808	2,122	16,496	—	204,426
Intangible assets, net	25,138	1,506	129	—	26,773
Investment in subsidiaries	62,837	—	—	(62,837)	—
Other assets	27,188	182	3,014	—	30,384

Total assets	$760,784	$47,662	$106,074	$(62,837)	$851,683

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Trade accounts payable	$81,099	$4,678	$15,731	$—	$101,508
Accrued liabilities	36,541	1,703	4,853	—	43,097
Current portion of long-term debt	17,767	—	—	—	17,767
Due to (from) affiliates	(24,978)	22,147	2,831	—	—

Total current liabilities	110,429	28,528	23,415	—	162,372
Long-term debt, net of current portion	662,556	—	33,000	—	695,556
Other liabilities	17,411	—	1,533	—	18,944
Deferred income taxes	22,108	1,625	2,423	—	26,156

Total liabilities	812,504	30,153	60,371	—	903,028

Minority interest	(104)	—	375	—	271
Redeemable stock:
Preferred stock	126,149	—	—	—	126,149
Common stock	16,778	—	—	—	16,778

Redeemable stock	142,927	—	—	—	142,927

Stockholders’ (deficit):
Common stock	103,362	14,020	29,616	(43,636)	103,362
Warrants to purchase common stock	38,715	—	—	—	38,715
Retained earnings (deficit)	(326,356)	3,500	21,215	(24,715)	(326,356)
Stockholders’ notes receivable	(616)	—	—	—	(616)
Accumulated other comprehensive loss	(9,648)	(11)	(5,503)	5,514	(9,648)

Total stockholders’ (deficit)	(194,543)	17,509	45,328	(62,837)	(194,543)

Total liabilities and stockholders’ (deficit)	$760,784	$47,662	$106,074	$(62,837)	$851,683

Pliant Corporation and Subsidiaries

Notes to consolidated financial statements — (continued)

Condensed consolidating statement of operations

For the Year Ended December 31, 2001 (In Thousands)	Pliant Corporation Parent Only	Combined Guarantors	Combined Non-Guarantors	Eliminations	Consolidated Pliant Corporation

Net sales	$687,349	$45,088	$127,254	$(19,331)	$840,360
Cost of sales	546,541	38,423	99,459	(19,331)	665,092

Gross profit	140,808	6,665	27,795	—	175,268
Total operating expenses	89,117	690	11,280	—	101,087

Operating income	51,691	5,975	16,515	—	74,181
Interest expense	(72,563)	(82)	(3,343)	—	(75,988)
Equity in earnings of subsidiaries	12,756	—	—	(12,756)	—
Other income (expense), net	8,382	1,464	(3,321)	—	6,525

Income (loss) before income taxes and extraordinary loss	266	7,357	9,851	(12,756)	4,718
Income tax expense	2,334	—	4,452	—	6,786

Net income (loss)	$(2,068)	$7,357	$5,399	$(12,756)	$(2,068)

Pliant Corporation and Subsidiaries

Notes to consolidated financial statements — (continued)

Condensed consolidating statement of cash flows

For the Year Ended December 31, 2001 (In Thousands)	Pliant Corporation Parent Only	Combined Guarantors	Combined Non-Guarantors	Eliminations	Consolidated Pliant Corporation

Cash flows from operating activities:	$3,574	$13,290	$13,480	—	$30,344

Cash flows from investing activities:
Proceeds from sale of assets	2,966	4,948	—	—	7,914
Uniplast acquisition, net of cash acquired	(14,945)	(14,020)	(9,813)	—	(38,778)
Capital expenditures for plant and equipment	(49,640)	(3,490)	(3,288)	—	(56,418)

Net cash used in investing activities	(61,619)	(12,562)	(13,101)	—	(87,282)

Cash flows from financing activities:
Payment of capitalized fees	(1,932)	—	—	—	(1,932)
(Payment) receipt of dividends	150	—	(150)	—	—
Net proceeds from issuance of common and preferred stock	30,991	—	—	—	30,991
Borrowings / (payments) on long-term debt	29,035	—	(3,105)	—	25,930

Net cash provided by (used in) financing activities	58,244	—	(3,255)	—	54,989

Effect of exchange rate changes on cash and cash equivalents	(658)	229	4,136	—	3,707

Net (decrease)/ increase in cash and cash equivalents	(459)	957	1,260	—	1,758
Cash and cash equivalents at beginning of the year	459	10	2,591	—	3,060

Cash and cash equivalents at end of the year	$—	$967	$3,851	—	$4,818

Pliant Corporation and Subsidiaries

Notes to consolidated financial statements — (continued)

Condensed consolidating statement of operations

For the Year Ended December 31, 2000 (In Thousands)	Pliant Corporation Parent Only	Combined Guarantors	Combined Non-Guarantors	Eliminations	Consolidated Pliant Corporation

Net sales	$707,218	$40,670	$113,315	$(17,406)	$843,797
Cost of sales	587,281	39,628	87,213	(17,406)	696,716

Gross profit	119,937	1,042	26,102	—	147,081
Total operating expenses	108,386	9,489	14,780	—	132,655

Operating income (loss)	11,551	(8,447)	11,322		14,426
Interest expense	(64,638)	27	(3,923)	—	(68,534)
Equity in earnings of subsidiaries	1,209	—	—	(1,209)
Other income (expense), net	(6,601)	5,580	1,353	—	332

Income (loss) before income taxes and extraordinary item	(58,479)	(2,840)	8,752	(1,209)	(53,776)
Income tax expense (benefit)	(18,946)	718	3,985		(14,243)

Income (loss) before extraordinary item	(39,533)	(3,558)	4,767	(1,209)	(39,533)
Extraordinary loss	(11,250)	—	—	—	(11,250)

Net income (loss)	$(50,783)	$(3,558)	$4,767	$(1,209)	$(50,783)

Pliant Corporation and Subsidiaries

Notes to consolidated financial statements — (continued)

Condensed consolidating statement of cash flows

For the Year Ended December 31, 2000 (In Thousands)	Pliant Corporation Parent Only	Combined Guarantors	Combined Non-Guarantors	Eliminations	Consolidated Pliant Corporation

Cash flows from operating activities:	$38,398	$4,895	$16,973	—	$60,266

Cash flows from investing activities:
Capital expenditures for plant and equipment	(52,042)	(6,506)	(7,096)	—	(65,644)

Net cash used in investing activities	(52,042)	(6,506)	(7,096)	—	(65,644)

Cash flows from financing activities:
Payment of capitalized loan fees	(22,303)	—	—	—	(22,303)
Payment of fees for tender offer	(10,055)	—	—	—	(10,055)
Proceeds from issuance of stock	161,820	—	—	—	161,820
(Payment) receipt of dividends	750	—	(750)	—
Redemption of common stock	(314,034)	—	—	—	(314,034)
Payments received from stockholder on note receivable	165	—	—	—	165
Proceeds from long-term debt	691,684	—	—	—	691,684
Principal payments on long-term debt	(497,296)	—	(9,706)	—	(507,002)

Net cash provided by (used in) financing activities	10,731	—	(10,456)	—	275

Effect of exchange rate changes on cash and cash equivalents	2,141	1,104	(4,179)	—	(934)

Net decrease in cash and cash equivalents	(772)	(507)	(4,758)	—	(6,037)
Cash and cash equivalents at beginning of the year	1,231	517	7,349	—	9,097

Cash and cash equivalents at end of the year	$459	$10	$2,591	—	$3,060

20. Other income

Other income for the year ended December 31, 2001 includes the proceeds and assets received from a settlement with a potential new customer and other less significant items.